Exhibit 3.3

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

of

AIDH TOPCO, LLC

Dated as of                , 2021

i

ii

Schedule A       Member Schedule

Exhibit A         Form of Redemption Notice

iii

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) OF AIDH TOPCO, LLC, a Delaware limited liability company (the “Company”), dated as of                , 2021, by and among the Company, Definitive Healthcare Corp., a Delaware corporation (“Pubco”), and the other Persons listed on the signature pages hereto.

W I T N E S S E T H:

WHEREAS, the Company has been heretofore formed as a limited liability company under the Delaware Act (as defined below) pursuant to a certificate of formation which was executed and filed with the Secretary of State of the State of Delaware on May 31, 2019;

WHEREAS, the Company, Jason Krantz, AIDH Management Holdings, LLC (“Management Holdings LLC”) and the other members of the Company entered into the Amended and Restated Limited Liability Company Agreement of the Company, dated as of July 16, 2019, as amended (the “Prior LLC Agreement”);

WHEREAS, pursuant to the terms of the Reorganization Agreement, dated as of                , 2021, by and among the Company, Pubco and the Pre-IPO Holders (the “Reorganization Agreement”), the parties thereto have agreed to consummate the reorganization of the Company and to take the other actions contemplated in such Reorganization Agreement (collectively, the “Reorganization”); and

WHEREAS, the parties listed on the signature pages hereto and listed on Schedule A (as defined below) represent all of the holders of limited liability company interests in the Company (the “Members”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein made and other good and valuable consideration, the Members hereto hereby agree to amend and restate the Prior LLC Agreement, as of the Effective Time, in its entirety as follows:

ARTICLE 1

DEFINITIONS AND USAGE

Section 1.01. Definitions.

(a) The following terms shall have the following meanings for the purposes of this Agreement:

“Additional Member” means any Person admitted as a Member of the Company pursuant to Section 3.02 in connection with the new issuance of Units to such Person.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(i) Credit to such Capital Account any amounts that such Member is deemed to be obligated to restore pursuant to the penultimate sentence in Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii) Debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that no Member nor any Affiliate of any Member shall be deemed to be an Affiliate of any other Member or any of its Affiliates solely by virtue of such Members’ Units.

“Affiliated Fund “ shall mean, with respect to any Person, an investment fund or investment partnership that is an Affiliate of such Person or an entity that is directly or indirectly wholly-owned by such Person or one or more of such funds or partnerships (other than a portfolio company of any such fund or partnership).

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person or its assets, as amended unless expressly specified otherwise.

“Assumed Income Tax Rate” means the highest effective combined marginal U.S. federal, state and local income tax rate applicable to an individual or corporation that is resident in New York, New York (whichever is higher) for such taxable year (taking into account the net investment income tax under Section 1411 of the Code and the deductibility of state and local taxes, in each case to the extent applicable), taking into account the character (long-term capital gain, qualified dividend income, tax exempt income, etc.) of the taxable income in question.

“Available Cash” means, with respect to any fiscal period, the amount of cash on hand which the Managing Member, in its sole discretion, deems available for distribution to the Members, taking into account all debts, liabilities and obligations of the Company then due and any Reserves.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Capital Account” means the capital account established and maintained for each Member pursuant to Section 5.02.

“Capital Contribution” means, with respect to any Member, the amount of money and the initial Carrying Value of any Property (other than money) contributed to the Company.

“Carrying Value” means with respect to any Property (other than money), such Property’s adjusted basis for federal income tax purposes, except as follows:

(i) The initial Carrying Value of any such Property contributed by a Member to the Company shall be the gross fair market value of such Property, as reasonably determined by the Managing Member;

(ii) The Carrying Values of all such Properties shall be adjusted to equal their respective gross fair market values (taking Section 7701(g) of the Code into account), as reasonably determined by the Managing Member, at the time of any Revaluation pursuant to Section 5.02(c);

(iii) The Carrying Value of any item of such Properties distributed to any Member shall be adjusted to equal the gross fair market value (taking Section 7701(g) of the Code into account) of such Property on the date of distribution as reasonably determined by the Managing Member; and

(iv) The Carrying Values of such Properties shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such Properties pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of “Net Income” and “Net Loss” or Section 5.04(b)(vi); provided, however, that Carrying Values shall not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv). If the Carrying Value of such Property has been determined or adjusted pursuant to subparagraph (i), (ii) or (iv), such Carrying Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Net Income and Net Loss.

“Class A Common Stock” means Class A common stock, $0.001 par value per share, of Pubco.

“Class B Common Stock” means Class B common stock, no par value per share, of Pubco.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company Minimum Gain” means “partnership minimum gain,” as defined in Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

“Control” (including the terms “controlling” and “ controlled”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of such subject Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Corresponding Company Units” means any LLC Units held by Management Holdings LLC and any securities issued directly or indirectly with respect to the foregoing securities by way of a unit split, unit dividend, or other division of securities, or in connection with a combination of securities, recapitalization, merger, consolidation, or other reorganization.

“Corresponding Management Holdings Units” means the membership interests of Management Holdings LLC held by the Management Members.

“Covered Person” means (i) each Member or an Affiliate thereof, in each case in such capacity, (ii) each officer, director, shareholder, member, partner, employee, representative, agent or trustee of a Member or an Affiliate thereof, in all cases in such capacity, and (iii) each officer, director, shareholder (other than any public shareholder of Pubco that is not a Member), member, partner, employee, representative, agent or trustee of the Managing Member, Pubco (in the event Pubco is not the Managing Member), the Company or an Affiliate controlled thereby, in all cases in such capacity.

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount that bears the same ratio to such beginning Carrying Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Carrying Value using any reasonable method selected by the Managing Member.

“DGCL” means the State of Delaware General Corporation Law, as amended from time to time.

“Effective Time” means the date hereof.

“Equity Securities” means, with respect to any Person, any (i) membership interests or shares of capital stock, (ii) equity, ownership, voting, profit or participation interests or (iii) similar rights or securities in such Person or any of its Subsidiaries, or any rights or securities convertible into or exchangeable for, options or other rights to acquire from such Person or any of its Subsidiaries, or obligation on the part of such Person or any of its Subsidiaries to issue, any of the foregoing.

“Fiscal Year” means the Company’s fiscal year, which shall initially be the calendar year and which may be changed from time to time as determined by the Managing Member.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, entity or official, including any political subdivision thereof.

“Indebtedness” means (a) all indebtedness for borrowed money (including capitalized lease obligations, sale-leaseback transactions or other similar transactions, however evidenced), (b) any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument, (c) notes payable and (d) lines of credit and any other agreements relating to the borrowing of money or extension of credit.

“Involuntary Transfer” means any Transfer of Units by a Member resulting from (i) any seizure under levy of attachment or execution, (ii) any bankruptcy (whether voluntary or involuntary) or (iii) any Transfer to a state or to a public officer or agency pursuant to any statute pertaining to escheat or abandoned property.

“IPO” means the initial underwritten public offering of Pubco.

“IRS” means the Internal Revenue Service of the United States.

“Liens” means any pledge, encumbrance, security interest, purchase option, conditional sale agreement, call or similar right.

“LLC Unit” means a common limited liability interest in the Company.

“Management Member” means any member of Management Holdings LLC.

“Management Unit Agreement” means a unit purchase agreement, subscription agreement or incentive unit grant agreement between the Company, Management Holdings LLC and a manager, director, employee or officer of the Company and/or one of its Subsidiaries as in effect from time to time.

“Management Holdings LLC Agreement” means the limited liability company agreement, dated as of the date hereof, among Management Holdings LLC and the members thereof as amended from time to time.

“Managing Member” (i) initially, AIDH Holdings, Inc. and pursuant to the Reorganization, Pubco as the successor to AIDH Holdings, Inc., so long as such Person has not withdrawn as the Managing Member pursuant to Section 7.02 and (ii) any successor thereof appointed as Managing Member in accordance with Section 7.02.

“Member” means any Person named as a Member of the Company on the Member Schedule and the books and records of the Company, as the same may be amended from time to time to reflect any Person admitted as an Additional Member or a Substitute Member, for so long as such Person continues to be a Member of the Company.

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount with respect to each “partner nonrecourse debt” (as defined in Treasury Regulation Section 1.704-2(b)(4)) equal to the Company Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulation Section 1.752-1(a)(2)) determined in accordance with Treasury Regulation Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Net Income” and “Net Loss” mean, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such Fiscal Year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments (without duplication):

(i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of “Net Income” and “Net Loss” shall be added to such taxable income or loss;

(ii) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income and Net Loss pursuant to this definition of “Net Income” and “Net Loss,” shall be treated as deductible items;

(iii) In the event the Carrying Value of any Company asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of “Carrying Value,” the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Carrying Value of the asset) or an item of loss (if the adjustment decreases the Carrying Value of the asset) from the disposition of such asset and shall be taken into account, immediately prior to the event giving rise to such adjustment, for purposes of computing Net Income and/or Net Loss;

(iv) Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Carrying Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Carrying Value;

(v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation;

(vi) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Net Income or Net Loss; and

(vii) Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 5.04(b), Section 5.04(c) and Section 5.04(d) shall not be taken into account in computing Net Income and Net Loss.

The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Section 5.04(b), Section 5.04(c) and Section 5.04(d) shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.

“Non-Pubco Member” means any Member that is not a Pubco Member.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Original Units” means the Class A Units and Class B Units of the Company outstanding immediately prior to the effectiveness of this Agreement.

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, as amended by Title XI of the Bipartisan Budget Act of 2015, together with any final or temporary Treasury Regulations, Revenue Rulings, and case law interpreting Sections 6221 through 6241 of the Code, as so amended (and any analogous provision of state, local or non-U.S. tax law).

“Percentage Interest” means, with respect to any Member, a fractional amount, expressed as a percentage: (i) the numerator of which is the aggregate number of LLC Units owned of record thereby and (ii) the denominator of which is the aggregate number of LLC Units issued and outstanding. The sum of the outstanding Percentage Interests of all Members shall at all times equal 100%.

“Permitted Transferee” means

(i) with respect to a Member who is a natural person (or a trust for the benefit of a natural person), (a) such Member’s spouse, children (including legally adopted children and stepchildren), spouses of children, grandchildren (including legally adopted children or stepchildren of such Member’s children), spouses of grandchildren, parents or siblings, (b) a trust for the benefit of the Member and/or any of the Persons described in clause (a) or (c) a corporation, limited partnership or limited liability company whose sole shareholders, partners or members, as the case may be, are the Member and/or any of the Persons described in clauses (a) or (b); provided, that in any of clauses (a) or (c), the Member transferring such Units retains exclusive power to exercise all rights under this Agreement and retains a proxy to vote the Units such Member has transferred;

(ii) upon death or incapacity of a Member, such Member’s estate, executors, administrators and personal representatives, legal representatives, heirs or legatees (whether or not such recipients are a spouse, children, spouses of children, grandchildren, spouses of grandchildren, parents or siblings of such Member);

(iii) with respect to any Member that is an investment fund, investment account or investment entity, such Member’s (a) investment manager, investment advisor or general partner of such Member or any investment manager, investment advisor or general partner that is an Affiliate of such Member, (b) any investment fund, investment account or investment entity whose investment manager, investment adviser or general partner is such Member or an Affiliate of such Member or (c) any investment fund, investment account or investment entity whose investment manager, investment advisor or general partner is the same entity as or an Affiliate of such Member’s investment manager, investment advisor or general partner; provided, that, in no event shall the limited partners of a Member that is a limited partnership constitute a Permitted Transferees; and

(iv) with respect to a Member that is not a natural person, a trust for the benefit of a natural person or an investment fund, investment account or investment entity, such Member’s Affiliates.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, estate, joint venture, governmental authority or other entity.

“Pre-IPO Holders” means each Member as of the Effective Time (after taking the Reorganization into account) other than Pubco.

“Prime Rate” means the rate of interest from time to time identified by JP Morgan Chase, N.A. as being its “prime” or “reference” rate.

“Property” means an interest of any kind in any real, personal or intellectual (or mixed) property, including cash, and any improvements thereto, and shall include both tangible and intangible property.

“Pubco Common Stock” means all classes and series of common stock of Pubco, including the Class A Common Stock and Class B Common Stock.

“Pubco Member” means (i) Pubco and (ii) any Subsidiary of Pubco (other than the Company and its Subsidiaries) that is or becomes a Member.

“Redeemed Units Equivalent” means the product of (a) the Share Settlement, times (b) the Unit Redemption Price.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof, by and among Pubco and the Pre-IPO Holders.

“Relative Percentage Interest” means, with respect to any Member relative to another Member or Members, a fractional amount, expressed as a percentage, the numerator of which is the Percentage Interest of such Member; and the denominator of which is (x) the Percentage Interest of such Member plus (y) the aggregate Percentage Interest of such other Member or Members.

“Reorganization Date Capital Account Balance” means, with respect to any Member, the positive Capital Account balance of such Member as of immediately following the Reorganization, the amount or deemed value of which is set forth on the Member Schedule.

“Reorganization Documents” means the Reorganization Agreement and the documents referenced therein, including, without limitation: this Agreement; the Tax Receivable Agreement; the Subscription Agreement; and the Registration Rights Agreement.

“Reserves” means, as of any date of determination, amounts allocated by the Managing Member, in its reasonable judgment, to reserves maintained for working capital of the Company, for contingencies of the Company, for operating expenses and debt reduction of the Company.

“SEC” means the United States Securities and Exchange Commission.

“Subscription Agreement” means the Subscription Agreement, to be dated the date of the closing of the IPO, by and among the Company and Pubco.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of Equity Securities or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Substantial Ownership Requirement” means the beneficial ownership (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act) by the Pre-IPO Holders and any Permitted Transferees, collectively, of shares of Pubco Common Stock representing at least ten percent (10%) of the issued and outstanding shares of Pubco Common Stock.

“Substitute Member” means any Person admitted as a Member of the Company pursuant to Section 3.02 in connection with the Transfer of then existing Units to such Person.

“Tax Receivable Agreement” means the Tax Receivable Agreement, dated as of the date hereof, by and among Pubco, the Company and certain other parties thereto.

“Trading Day” means a day on which the principal U.S. securities exchange on which the Class A Common Stock is listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transfer” means any sale, assignment, transfer, exchange, gift, bequest, pledge, hypothecation or other disposition or encumbrance, direct or indirect, in whole or in part, by operation of law or otherwise, and shall include all matters deemed to constitute a Transfer under Article 8. The terms “Transferred“, “Transferring”, “Transferor”, “Transferee” and “Transferable” have meanings correlative to the foregoing. Notwithstanding the foregoing, in no event shall any direct or indirect sale, assignment, transfer, exchange, gift, bequest, pledge, hypothecation or other disposition or encumbrance, whether by operation of law or otherwise, of a limited partnership interest in an investment fund or investment partnership that is a direct or indirect equityholder of a Member be considered, in and of itself, a “Transfer” for purposes of this Agreement.

“Treasury Regulations” mean the regulations promulgated under the Code, as amended from time to time.

“Units” means LLC Units or any other class of limited liability interests in the Company designated by the Company after the date hereof in accordance with this Agreement; provided that any type, class or series of Units shall have the designations, preferences and/or special rights set forth or referenced in this Agreement, and the membership interests of the Company represented by such type, class or series of Units shall be determined in accordance with such designations, preferences and/or special rights.

“Unit Redemption Price” means the arithmetic average of the volume weighted average prices for a share of Class A Common Stock on the principal U.S. securities exchange or automated or electronic quotation system on which the Class A Common Stock trades, as reported by The Wall Street Journal or its successor, for each of the three (3) consecutive full Trading Days ending on and including the last full Trading Day immediately prior to the date of Redemption (or the date of the Call Notice, as applicable), subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock. If the Class A Common Stock no longer trades on a securities exchange or automated or electronic quotation system, then the Unit Redemption Price shall be determined in good faith by a committee of the board of directors of Pubco composed of a majority of the directors of Pubco that do not have an interest in the LLC Units being redeemed.

(a) Each of the following terms is defined in the Section set forth opposite such term:

“Agreement”	Preamble
“Call Member”	9.01
“Call Notice”	9.02(a)
“Call Units”	9.02(a)
“Company”	Preamble
“Confidential Information”	13.11(b)
“Controlled Entities”	11.02(e)
“Direct Exchange”	10.04(a)
“Economic Pubco Security”	4.01(a)
“e-mail”	13.03
“Exchange Election Notice”	10.04(b)
“Expenses”	11.02(e)
“GAAP”	3.04(b)
“Indemnification Sources”	11.02(e)
“Indemnitee-Related Entities”	11.02(e)(i)
“Jointly Indemnifiable Claims”	11.02(e)(ii)
“Management Holdings LLC”	Recitals
“Member Parties”	13.11(a)
“Member Schedule”	3.01(b)
“Officers”	7.05(a)
“Prior LLC Agreement”	Recitals
“Pubco”	Preamble

“Pubco Offer”	10.04(a)
“Redeemed Units”	10.01(a)
“Redeeming Member”	10.01(a)
“Redemption”	10.01(a)
“Redemption Date”	10.01(a)
“Redemption Notice”	10.01(a)
“Redemption Right”	10.01(a)
“Regulatory Allocations”	5.04(c)
“Reorganization”	Recitals
“Reorganization Agreement”	Recitals
“Revaluation”	5.02(c)
“Share Settlement”	10.01(b)
“Tax Distribution”	5.03(e)
“Tax Matters Representative”	6.01(a)
“Transferor Member”	5.02(b)

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Schedules are to Articles, Sections and Schedules of this Agreement unless otherwise specified. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. As used in this Agreement, all references to “majority in interest” and phrases of similar import shall be deemed to refer to such percentage or fraction of interest based on the Relative Percentage Interests of the Members subject to such determination. Unless otherwise expressly provided herein, when any approval, consent or other matter requires any action or approval of any group of Members, including any holders of any class of Units, such approval, consent or other matter shall require the approval of a majority in interest of such group of Members. Except to the extent otherwise expressly provided herein, all references to any Member shall be deemed to refer solely to such Person in its capacity as such Member and not in any other capacity.

ARTICLE 2

THE COMPANY

Section 2.01. Formation. The Company was formed upon the filing of the certificate of formation of the Company with the Secretary of State of the State of Delaware on May 31, 2019. The authorized officer or representative, as an “authorized person” within the meaning of the Delaware Act, shall file and record any amendments and/or restatements to the certificate of formation of the Company and such other certificates and documents (and any amendments or restatements thereof) as may be required under the laws of the State of Delaware and of any other jurisdiction in which the Company may conduct business. The authorized officer or representative shall, on request, provide any Member with copies of each such document as filed and recorded. The Members hereby agree that the Company and its Subsidiaries shall be governed by the terms and conditions of this Agreement and, except as provided herein, the Delaware Act.

Section 2.02. Name. The name of the Company shall be AIDH Topco, LLC; provided that the Managing Member may change the name of the Company to such other name as the Managing Member shall determine, and shall have the authority to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by Applicable Law or as, in the reasonable judgment of the Managing Member, may be necessary or advisable to effect such change.

Section 2.03. Term. The Company shall have perpetual existence unless sooner dissolved and its affairs wound up as provided in Article 12.

Section 2.04. Registered Agent and Registered Office. The registered office required to be maintained by the Company in the State of Delaware pursuant to the Act is c/o the Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name and address of the registered agent of the Company pursuant to the Act are the Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The Company may, upon compliance with the applicable provisions of the Act, change its registered office or registered agent from time to time in the discretion of the Managing Member.

Section 2.05. Purpose. Subject to the limitations contained elsewhere in this Agreement, the Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary, advisable, convenient or incidental thereto.

Section 2.06. Powers of the Company. The Company shall have the power and authority to take any and all actions necessary, appropriate or advisable to or for the furtherance of the purposes set forth in Section 2.05.

Section 2.07. Partnership Tax Status. The Members intend that the Company shall be treated as a partnership for federal, state and local income tax purposes to the extent such treatment is available, and agree to take such actions as may be necessary to receive and maintain such treatment and refrain from taking any positions or making any elections inconsistent therewith.

Section 2.08. Regulation of Internal Affairs. The internal affairs of the Company and the conduct of its business shall be regulated by this Agreement, and to the extent not provided for herein, shall be determined by the Managing Member.

Section 2.09. Ownership of Property. Legal title to all Property, conveyed to, or held by the Company or its Subsidiaries shall reside in the Company or its Subsidiaries and shall be conveyed only in the name of the Company or its Subsidiaries and no Member or any other Person, individually, shall have any ownership of such Property.

Section 2.10. Subsidiaries. The Company shall cause the business and affairs of each of the Subsidiaries to be managed by the Managing Member in accordance with and in a manner consistent with this Agreement.

Section 2.11. Qualification in Other Jurisdictions. The Managing Member shall execute, deliver and file certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in the jurisdictions in which the Company may wish to conduct business. In those jurisdictions in which the Company may wish to conduct business in which qualification or registration under assumed or fictitious names is required or desirable, the Managing Member shall cause the Company to be so qualified or registered in compliance with Applicable Law.

ARTICLE 3

UNITS; MEMBERS; BOOKS AND RECORDS; REPORTS

Section 3.01. Units; Admission of Members.

(a) Each Member’s interest in the Company, including such Member’s interest, if any, in the capital, income, gain, loss, deduction and expense of the Company and the right to vote, if any, on certain Company matters as provided in this Agreement, shall be represented by Units. The ownership by a Member of Units shall entitle such Member to allocations of profits and losses and other items and distributions of cash and other property as is set forth in Article 5. Units shall be issued in non-certificated form.

(b) The Company has hereby reclassified all of the Original Units outstanding as of immediately prior to the Reorganization and after giving effect to the reclassification and the Reorganization, such LLC Units are issued and outstanding as of the Effective Time and the holders of such LLC Units hereby continue as Members. The Members agree that immediately following the Effective Time, no fractional LLC Unit will remain outstanding and any fractional LLC Unit held by a Member shall be redeemed by the Company, immediately following the Effective Time, for cash consideration equal to the product of (x) the fractional LLC Unit held by such Member and (y) the price at which the Class A Common Stock is sold in the IPO, which cash consideration shall be paid, at the option of the Company by way of check, cash or wire transfer of funds, to such Member within sixty (60) Business Days of the date hereof. The whole number of LLC Units held by the Members is set forth opposite the name of the respective Member on Schedule A (the “Member Schedule”) in the column titled “LLC Units.”

(c) The Member Schedule shall be maintained by the Managing Member on behalf of the Company in accordance with this Agreement. Notwithstanding anything to the contrary contained herein or in the Delaware Act, neither the Managing Member nor the Company shall be required to disclose an unredacted Member Schedule to any Non-Pubco Member, or any other information showing the identity of the other Non-Pubco Members or the number of LLC Units or shares of Class B Common Stock owned by another Non-Pubco Member. For each Non-Pubco Member, the Company shall provide such Member, upon request, a redacted copy of the Member Schedule revealing only such Member’s LLC Units, the total issued and outstanding LLC Units, and such Member’s Percentage Interest. When any Units or other Equity Securities of the Company are issued, repurchased, redeemed, converted or Transferred in accordance with this Agreement, the Member Schedule shall be amended by the Managing Member to reflect such issuance, repurchase, redemption or Transfer, the admission of additional or substitute Members and the resulting Percentage Interest of each Member. Following the date hereof, no Person shall be admitted as a Member and no additional Units shall be issued except as expressly provided herein.

(d) The Managing Member may cause the Company to authorize and issue from time to time such other Units or other Equity Securities of any type, class or series and having the designations, preferences and/or special rights as may be determined by the Managing Member. Such Units or other Equity Securities may be issued pursuant to such agreements as the Managing Member shall approve, including with respect to Persons employed by or otherwise performing services for the Company or any of its Subsidiaries, other equity compensation agreements, options or warrants. When any such other Units or other Equity Securities are authorized and issued, the Member Schedule and this Agreement shall be amended by the Managing Member to reflect such additional issuances and resulting dilution, which shall be borne by all Members in proportion to their respective Percentage Interests.

(e) In addition to amendments permitted by Section 3.01(d), the Managing Member, in its sole discretion and without the approval at the time of any other Member or other Person bound by this Agreement and notwithstanding Section 13.10, may amend any provision of this Agreement, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, as the Managing Member determines in its sole discretion to be necessary, desirable or advisable to effect the combination, subdivision and/or reclassification of outstanding Units as may be necessary or appropriate to give, economic effect to equity investments in the Company by the Managing Member that are not accompanied by the issuance by the Company to the Managing Member of additional Units and to update the books and records of the Company accordingly.

Section 3.02. Management Holdings LLC; Repurchase; Forfeiture.

(a) Management Holdings LLC was established as a special purpose investment vehicle through which certain equityholders of Management Holdings LLC indirectly hold interests in the Company.

(b) In the event that the Corresponding Management Holdings Units are to be exchanged by the applicable holder thereof pursuant to the Management Holdings LLC Agreement, a Management Unit Agreement or such other similar agreement or arrangement, Management Holdings LLC shall redeem such holder by distributing the Corresponding Company Units to such holder followed by the Company redeeming such Corresponding Company Units held by such holder; provided, that the Company and Management Holdings LLC may utilize an alternative redemption or forfeiture structure as the Managing Member determines appropriate, including, by way of example, causing the Company to repurchase or redeem Corresponding Company Units from Management Holdings LLC and Management Holdings LLC to forfeit a corresponding number of Corresponding Company Units of the Company, mutatis mutandis. In the event that Corresponding Management Holdings Units are to be forfeited to, or repurchased by, Management Holdings LLC pursuant to the Management Holdings LLC Agreement, a Management Unit Agreement or such other similar agreement or arrangement, Management Holdings LLC shall forfeit to the Company, or the Company shall repurchase, such Corresponding Company Units. Any Corresponding Company Units forfeited to, or repurchased by, the Company pursuant to this Section 3.02(b) shall be immediately cancelled.

Section 3.03. Substitute Members and Additional Members.

(a) No Transferee of any Units or Person to whom any Units are issued pursuant to this Agreement shall be admitted as a Member hereunder or acquire any rights hereunder, including any voting rights or the right to receive distributions and allocations in respect of the Transferred or issued Units, as applicable, unless (i) such Units are Transferred or issued in compliance with the provisions of this Agreement (including Article 8), (ii) such Transferee or recipient shall have executed and delivered to the Company such instruments as the Managing Member deems necessary or desirable, in its reasonable discretion, to effectuate the admission of such Transferee or recipient as a Member and to confirm the agreement of such Transferee or recipient to be bound by all the terms and provisions of this Agreement, (iii) the Managing Member shall have received the opinion of counsel, if any, required by Section 3.02(b) in connection with such Transfer and (iv) all necessary instruments reflecting such Transfer and/or admission shall have been filed in each jurisdiction in which such filling is necessary in order to qualify the company to conduct business or to preserve the limited liability of the Members. Upon complying with the immediately preceding sentence, without the need for any further action of any Person, a Transferee or recipient shall be deemed admitted to the Company as a Member. A Substitute Member shall enjoy the same rights, and be subject to the same obligations, as the Transferor; provided that such Transferor shall not be relieved of any obligation or liability hereunder arising prior to the consummation of such Transfer but shall be relieved of all future obligations with respect to the Units so Transferred. As promptly as practicable after the admission of any Person as a Member, the books and records of the Company shall be changed to reflect such admission of a Substitute Member or Additional Member. In the event of any admission of a Substitute Member or Additional Member pursuant to this Section 3.02(a), this Agreement shall be deemed amended to reflect such admission, and any formal amendment of this Agreement (including the Member Schedule) in connection therewith shall only require execution by the Company and such Substitute Member or Additional Member, as applicable, to be effective.

(b) As a further condition to any Transfer of all or any part of a Member’s Units, the Managing Member may, in its discretion, require a written opinion of counsel to the transferring Member reasonably satisfactory to the Managing Member, obtained at the sole expense of the transferring Member, reasonably satisfactory in form and substance to the Managing Member, as to such matters as are customary and appropriate in transactions of this type, including, without limitation (or, in the case of any Transfer made to a Permitted Transferee, limited to an opinion) to the effect that such Transfer will not result in a violation of the registration or other requirements of the Securities Act or any other federal or state securities laws. No such opinion, however, shall be required in connection with a Transfer made pursuant to Article 10 of this Agreement or in connection with a Transfer by any Member that is an investment fund, investment account or investment entity or any of their or their Affiliates’ respective Affiliated Funds.

(c) If a Member shall Transfer all (but not less than all) of its Units, the Member shall thereupon cease to be a Member of the Company.

(d) All reasonable costs and expenses incurred by the Managing Member and the Company in connection with any Transfer of a Member’s Units, including any filing and recording costs and the reasonable fees and disbursements of counsel for the Company, shall be paid by the transferring Member. In addition, the transferring Member hereby indemnifies the Managing Member and the Company against any losses, claims, damages or liabilities to which the Managing Member, the Company, or any of their Affiliates may become subject arising out of or based upon any false representation or warranty made by, or breach or failure to comply with any covenant or agreement of, such transferring Member or such transferee in connection with such Transfer.

(e) In connection with any Transfer of any portion of a Member’s Units pursuant to Article 10 of this Agreement, the Managing Member shall cause the Company to take any action as may be required under Article 10 of this Agreement or requested by any party thereto to effect such Transfer promptly.

Section 3.04. Tax and Accounting Information.

(a) Accounting Decisions and Reliance on Others. All decisions as to accounting matters, except as otherwise specifically set forth herein, shall be made by the Managing Member in accordance with Applicable Law and with accounting methods followed for federal income tax purposes. In making such decisions, the Managing Member may rely upon the advice of the independent accountants of the Company.

(b) Records and Accounting Maintained. The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in all material respects in accordance with United States generally accepted accounting principles as in effect from time to time (“GAAP”). The Fiscal Year of the Company shall be used for financial reporting and for federal income tax purposes.

(c) Financial Reports.

(i) The books and records of the Company shall be audited as of the end of each Fiscal Year by the same accounting firm that audits the books and records of Pubco (or, if such firm declines to perform such audit, by an accounting firm selected by the Managing Member).

(ii) In the event neither Pubco nor the Company is required to file an annual report on Form 10-K or quarterly report on Form 10-Q, the Company shall deliver, or cause to be delivered, the following to Pubco and each of the Non-Pubco Members:

(A) not later than ninety (90) days after the end of each Fiscal Year of the Company, a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as of the end of such Fiscal Year and the related statements of operations and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous year, all in reasonable detail; and

(B) not later than forty five (45) days or such later time as permitted under applicable securities law after the end of each of the first three fiscal quarters of each Fiscal Year, the unaudited consolidated balance sheet of the Company and its Subsidiaries, and the related statements of operations and cash flows for such quarter and for the period commencing on the first day of the Fiscal Year and ending on the last day of such quarter.

(d) Tax Returns.

(i) The Company shall timely prepare or cause to be prepared by an accounting firm selected by the Managing Member all federal, state, local and foreign tax returns (including information returns) of the Company and its Subsidiaries, which may be required by a jurisdiction in which the Company and its Subsidiaries operate or conduct business for each year or period for which such returns are required to be filed and shall cause such returns to be timely filed. Upon request of any Member, the Company shall furnish to such Member a copy of each such tax return; and

(ii) The Company shall furnish to each Member (a) as soon as reasonably practical after the end of each Fiscal Year and in any event by August 1, all information concerning the Company and its Subsidiaries required for the preparation of tax returns of such Members (or any beneficial owner(s) of such Member), including a report (including Schedule K-1), indicating each Member’s share of the Company’s taxable income, gain, credits, losses and deductions for such year, in sufficient detail to enable such Member to prepare its federal, state and other tax returns; provided that estimates of such information believed by the Managing Member in good faith to be reasonable shall be provided by March 15, and (b) from time to time as reasonably requested by such Member, such other information concerning the Company and its Subsidiaries that is reasonably requested by such Member for compliance with its tax obligations (or the tax obligations of any beneficial owner(s) of such Member) including for purposes of making quarterly estimated tax payments.

(e) Inconsistent Positions. Each Member agrees not to, except as otherwise required by applicable law or regulatory requirements, (i) treat, on such Member’s individual income tax returns, any item of income, gain, loss, deduction or credit relating to such Member’s interest in the Company in a manner inconsistent with the treatment of such item by the Company as reflected on the Form K-1 or other information statement furnished by the Company to such Member for use in preparing such Member’s income tax returns or (ii) file any claim for refund relating to any such item based on, or which would result in, such inconsistent treatment.

ARTICLE 4

PUBCO OWNERSHIP; RESTRICTIONS ON PUBCO STOCK

Section 4.01. Pubco Ownership.

(a) Except as otherwise determined by Pubco, if at any time Pubco issues a share of Class A Common Stock or any other Equity Security of Pubco entitled to any economic rights (including in the IPO) (an “ Economic Pubco Security”) with regard thereto (other than Class B Common Stock, or other Equity Security of Pubco not entitled to any economic rights with respect thereto), (i) the Company shall issue to Pubco one LLC Unit (if Pubco issues a share of Class A Common Stock) or such other Equity Security of the Company (if Pubco issues an Economic Pubco Security other than Class A Common Stock) corresponding to the Economic Pubco Security, and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Economic Pubco Security and (ii) the net proceeds received by Pubco with respect to the corresponding Economic Pubco Security, if any, shall be concurrently contributed to the Company; provided, however, that if Pubco issues any Economic Pubco Securities, some or all of the net proceeds of which are to be used to fund expenses or other obligations of Pubco for which Pubco would be entitled to a distribution from the Company pursuant to Section 5.03(c) or reimbursement by the Company pursuant to Section 13.01, then Pubco shall not be required to transfer such net proceeds to the Company which are used or will be used to fund such expenses or obligations and provided, further, that if Pubco issues any shares of Class A Common Stock (including in the IPO) in order to purchase or fund the purchase from a Non-Pubco Member of a number of LLC Units (and shares of Class B Common Stock) or to purchase or fund the purchase of shares of Class A Common Stock, in each case equal to the number of shares of Class A Common Stock issued, then the Company shall not issue any new LLC Units in connection therewith and Pubco shall not be required to transfer such net proceeds to the Company (it being understood that such net proceeds shall instead be transferred to such Non-Pubco Member or transferor of Class A Common Stock, as applicable, as consideration for such purchase).

(b) For the avoidance of doubt, this Article 4 shall apply to the issuance and distribution to holders of shares of Pubco Common Stock of rights to purchase Equity Securities of Pubco under a “poison pill” or similar shareholders rights plan (it also being understood that upon redemption or exchange of LLC Units (including any such right to purchase LLC Units in the Company) for shares of Class A Common Stock, such Class A Common Stock will be issued together with a corresponding right to purchase Equity Securities of Pubco).

(c) If at any time Pubco issues one or more shares of Class A Common Stock in connection with an equity incentive program or other compensatory plan or program, whether such share or shares are issued upon exercise of an option (including with respect to the options outstanding on the date hereof) or equity appreciation right, settlement of a restricted stock unit, as restricted stock or otherwise, the Company shall issue to Pubco a corresponding number of LLC Units; provided that Pubco shall be required to concurrently contribute the net proceeds (if any)

received by Pubco from or otherwise in connection with such corresponding issuance of one or more shares of Class A Common Stock, including the exercise price of any option or equity appreciation right exercised, to the Company. If any such shares of Class A Common Stock so issued by Pubco in connection with an equity incentive program are subject to vesting or forfeiture provisions, then the LLC Units that are issued by the Company to Pubco in connection therewith in accordance with the preceding provisions of this Section 4.01(c) shall be subject to vesting or forfeiture on the same basis; if any of such shares of Class A Common Stock vest or are forfeited, then a corresponding number of the LLC Units issued by the Company in accordance with the preceding provisions of this Section 4.01(c) shall automatically vest or be forfeited. Any cash or property held by either Pubco or the Company or on either’s behalf in respect of dividends paid on restricted Class A Common Stock that fails to vest shall be returned to the Company upon the forfeiture of such restricted Class A Common Stock.

Section 4.02. Restrictions on Pubco Common Stock.

(a) Except as otherwise determined by the Managing Member in accordance with Section 4.02(d), (i) the Company may not issue any additional LLC Units to Pubco or any of its Subsidiaries unless substantially simultaneously therewith Pubco or such Subsidiary issues or sells an equal number of shares of Class A Common Stock to another Person, (ii) the Company may not issue any additional LLC Units to any Person (other than Pubco or any of its Subsidiaries) unless simultaneously therewith Pubco issues or sells an equal number of shares of Class B Common Stock to such Person (or, in the case of Corresponding Company Units, to the Management Member holding the Corresponding Management Holdings Units) and (iii) the Company may not issue any other Equity Securities of the Company to Pubco or any of its Subsidiaries unless substantially simultaneously therewith, Pubco or such Subsidiary issues or sells, to another Person, an equal number of shares of a new class or series of Equity Securities of Pubco or such Subsidiary with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Company.

(b) Except as otherwise determined by the Managing Member in accordance with Section 4.02(d), (i) Pubco and its Subsidiaries may not redeem, repurchase or otherwise acquire any shares of Class A Common Stock unless substantially simultaneously therewith the Company redeems, repurchases or otherwise acquires from Pubco or any of its Subsidiaries an equal number of LLC Units for the same price per security (or, if Pubco uses funds received from distributions from the Company or the net proceeds from an issuance of Class A Common Stock to fund such redemption, repurchase or acquisition, then the Company shall cancel an equal number of LLC Units for no consideration) and (ii) Pubco and its Subsidiaries may not redeem or repurchase any other Equity Securities of Pubco unless substantially simultaneously therewith the Company redeems or repurchases from Pubco or any of its Subsidiaries an equal number of Equity Securities of the Company of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) or other economic rights as those of such Equity Securities of Pubco for the same price per security (or, if Pubco uses funds received from distributions from the Company or the net proceeds from an issuance of Equity Securities other than Class A Common Stock to fund such redemption, repurchase or acquisition, then the Company shall cancel an equal number of its corresponding Equity Securities for no consideration). Except as otherwise determined by the Managing Member in accordance with

Section 4.02(d), (x) the Company may not redeem, repurchase or otherwise acquire LLC Units from Pubco or any of its Subsidiaries unless substantially simultaneously Pubco or such Subsidiary redeems, repurchases or otherwise acquires an equal number of Class A Common Stock for the same price per security from holders thereof (except that if the Company cancels LLC Units for no consideration as described in Section 4.02(b)(i), then the price per security need not be the same) and (y) the Company may not redeem, repurchase or otherwise acquire any other Equity Securities of the Company from Pubco or any of its Subsidiaries unless substantially simultaneously Pubco or such Subsidiary redeems, repurchases or otherwise acquires for the same price per security an equal number of Equity Securities of Pubco of a corresponding class or series with substantially the same rights to dividends and distributions (including dividends and distributions upon liquidation) and other economic rights as those of such Equity Securities of Pubco (except that if the Company cancels Equity Securities for no consideration as described in Section 4.02(b)(ii), then the price per security need not be the same). Notwithstanding the immediately preceding sentence, to the extent that any consideration payable to Pubco in connection with the redemption or repurchase of any shares or other Equity Securities of Pubco or any of its Subsidiaries consists (in whole or in part) of shares or such other Equity Securities (including, for the avoidance of doubt, in connection with the cashless exercise of an option or warrant), then redemption or repurchase of the corresponding LLC Units or other Equity Securities of the Company shall be effectuated in an equivalent manner (except if the Company cancels LLC Units or other Equity Securities for no consideration as described in this Section 4.02(b)).

(c) Except as provided in Section 3.01(e), the Company shall not in any manner effect any subdivision (by any stock or unit split, stock or unit dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock or unit split, reclassification, reorganization, recapitalization or otherwise) of the outstanding LLC Units unless accompanied by a substantively identical subdivision or combination, as applicable, of the outstanding Pubco Common Stock, with corresponding changes made with respect to any other exchangeable or convertible securities. Pubco shall not in any manner effect any subdivision (by any stock or unit split, stock or unit dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock or unit split, reclassification, reorganization, recapitalization or otherwise) of the outstanding Pubco Common Stock unless accompanied by a substantively identical subdivision or combination, as applicable, of the outstanding LLC Units, with corresponding changes made with respect to any other exchangeable or convertible securities.

(d) Notwithstanding anything to the contrary in this Article 4:

(i) if at any time the Managing Member shall determine that any debt instrument of Pubco, the Company or its Subsidiaries shall not permit Pubco or the Company to comply with the provisions of Section 4.02(a) or Section 4.02(b) in connection with the issuance, redemption or repurchase of any shares of Class A Common Stock or other Equity Securities of Pubco or any of its Subsidiaries or any Units or other Equity Securities of the Company, then the Managing Member may in good faith implement an economically equivalent alternative arrangement without complying with such provisions; provided that, in the case that any such alternative arrangement is implemented because of restrictions in any debt instrument, such arrangement shall also be subject to the prior written consent (not to be unreasonably withheld) of a majority in interest of the Non-Pubco Members, in each case for so long as the Substantial Ownership Requirement is met; and

(ii) if (x) Pubco incurs any indebtedness and desires to transfer the proceeds of such indebtedness to the Company and (y) Pubco is unable to lend the proceeds of such indebtedness to the Company on an equivalent basis because of restrictions in any debt instrument of Pubco, the Company or its Subsidiaries, then notwithstanding Section 4.02(a) or Section 4.02(b), the Managing Member may in good faith implement an economically equivalent alternative arrangement in connection with the transfer of proceeds to the Company using non-participating preferred Equity Securities of the Company without complying with such provisions; provided that, in the case that any such alternative arrangement is implemented because of restrictions in any debt instrument, such arrangement shall also be subject to the prior written consent (not to be unreasonably withheld) of a majority in interest of the Non-Pubco Members, in each case for so long as the Substantial Ownership Requirement is met.

ARTICLE 5

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS; DISTRIBUTIONS; ALLOCATIONS

Section 5.01. Capital Contributions.

(a) From and after the date hereof, no Member shall have any obligation to the Company, to any other Member or to any creditor of the Company to make any further Capital Contribution, except as expressly provided in Section 4.01(a), Section 4.01(c) or Section 10.02.

(b) Except as expressly provided herein, no Member, in its capacity as a Member, shall have the right to receive any cash or any other property of the Company.

Section 5.02. Capital Accounts.

(a) Maintenance of Capital Accounts. The Company shall maintain a Capital Account for each Member on the books of the Company in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such provisions, the following provisions:

(i) Each Member listed on the Member Schedule shall be credited with the Reorganization Date Capital Account Balance set forth on the Member Schedule. The Member Schedule shall be amended by the Managing Member after the closing of the IPO and from time to time to reflect adjustments to the Members’ Capital Accounts made in accordance with Sections 5.02(a)(ii), 5.02(a)(iii), 5.02(a)(iv), 5.02(c) or otherwise.

(ii) To each Member’s Capital Account there shall be credited: (A) such Member’s Capital Contributions, (B) such Member’s distributive share of Net Income and any item in the nature of income or gain that is allocated pursuant to Section 5.04 and (C) the amount of any Company liabilities assumed by such Member or that are secured by any Property distributed to such Member.

(iii) To each Member’s Capital Account there shall be debited: (A) the amount of money and the Carrying Value of any Property distributed to such Member pursuant to any provision of this Agreement, (B) such Member’s distributive share of Net Loss and any items in the nature of expenses or losses that are allocated to such Member pursuant to Section 5.04 and (C) the amount of any liabilities of such Member assumed by the Company or that are secured by any Property contributed by such Member to the Company.

(iv) In determining the amount of any liability for purposes of subparagraphs (ii) and (iii) above there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and the Treasury Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event that the Managing Member shall reasonably determine that it is prudent to modify the manner in which the Capital Accounts or any debits or credits thereto are maintained (including debits or credits relating to liabilities that are secured by contributed or distributed Property or that are assumed by the Company or the Members), the Managing Member may make such modification so long as such modification will not have any effect on the amounts distributed to any Person pursuant to Article 12 upon the dissolution of the Company. The Managing Member also shall (i) make any adjustments that are necessary or appropriate to maintain equality between Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b).

(b) Succession to Capital Accounts. In the event any Person becomes a Substitute Member in accordance with the provisions of this Agreement, such Substitute Member shall succeed to the Capital Account of the former Member (the “Transferor Member”) to the extent such Capital Account relates to the Transferred Units.

(c) Adjustments of Capital Accounts. The Company shall revalue the Capital Accounts of the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) (a “ Revaluation”) at the following times: (i) immediately prior to the contribution of more than a de minimis amount of money or other property to the Company by a new or existing Member as consideration for one or more Units; (ii) the distribution by the Company to a Member of more than a de minimis amount of property in respect of one or more Units; (iii) the issuance by the Company of more than a de minimis amount of Units as consideration for the provision of services to or for the benefit of the Company (as described in Treasury Regulations Section 1.704-1(b)(2)(iv)(f)(5)(iii)); and (iv) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i), (ii) and (iii) above shall be made only if the Managing Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interest of the Members.

(d) No Member shall be entitled to withdraw capital or receive distributions except as specifically provided herein. A Member shall have no obligation to the Company, to any other Member or to any creditor of the Company to restore any negative balance in the Capital Account of such Member. Except as expressly provided elsewhere herein, no interest shall be paid on the balance in any Member’s Capital Account.

(e) Whenever it is necessary for purposes of this Agreement to determine a Member’s Capital Account on a per Unit basis, such amount shall be determined by dividing the Capital Account of such Member attributable to the applicable class of Units held of record by such Member by the number of Units of such class held of record by such Member.

Section 5.03. Amounts and Priority of Distributions.

(a) Distributions Generally. Except as otherwise provided in Section 5.03(e) Section 12.02, distributions shall be made to the Members as set forth in this Section 5.03, at such times and in such amounts as the Managing Member, in its sole discretion, shall determine.

(b) Distributions to the Members. Subject to Sections 5.03(e), 5.03(f) and 5.03(g), distributions shall be made to the Members in proportion to their respective Percentage Interests at such times and in such amounts as the Managing Member, in its sole discretion, shall determine.

(c) Pubco Distributions. Notwithstanding the provisions of Section 5.03(b), the Managing Member, in its sole discretion, may authorize that cash be paid to Pubco or any of its Subsidiaries (which payment shall be made without pro rata distributions to the other Members) in exchange for the redemption, repurchase or other acquisition of Units held by Pubco or any of its Subsidiaries to the extent that such cash payment is used to redeem, repurchase or otherwise acquire an equal number of shares of Class A Common Stock in accordance with Section 4.02(b); provided, that no distribution (except a distribution relating to redemptions in respect of compensatory equity) shall be made pursuant to this Section 5.03(c) to the extent that, in the Managing Member’s reasonable determination, such distribution would reduce distributions under Section 5.03(e).

(d) Distributions in Kind. Any distributions in kind shall be made at such times and in such amounts as the Managing Member, in its sole discretion, shall determine based on the fair market value of such in kind distributions as determined by the Managing Member in the same proportions as if distributed in accordance with Section 5.03(b), with all Members participating in proportion to their respective Percentage Interests. If cash and property are to be distributed in kind simultaneously, the Company shall distribute such cash and property in kind in the same proportion to each Member.

(e) Tax Distributions. The Managing Member shall (solely to the extent of any Available Cash) cause the Company, no later than five days prior to the date on which U.S. federal corporate quarterly estimated tax payments are due for a taxpayer with a taxable year ending on December 31, to make a distribution (a “Tax Distribution”) to each Member in an amount equal to the excess of (A) the product of (i) the estimated net taxable income allocable to such Member, for such taxable year through the end of such period, and (ii) the Assumed Income Tax Rate, over

(B) distributions previously made to such Member pursuant to this Section 5.03 or Section 12.02 with respect to the taxable year. A final accounting for Tax Distributions shall be made after the allocation of the Company’s actual net taxable income or loss has been determined for a taxable year (or applicable portion thereof) and any shortfall in the amount of Tax Distributions a Member received for such taxable year based on such final accounting shall, to the extent of Available Cash, be promptly distributed to such Member. In computing taxable income or loss for purposes of this Section 5.03(e), items of income, gain, loss and deduction shall be determined (i) with or without regard to any adjustments pursuant to Section 743 of the Code (in whole or in part), in the sole discretion of the Managing Member, and (ii) taking into account any allocations under Section 704(c) of the Code and the Treasury Regulations thereunder. A Tax Distribution to a Member in respect of any LLC Unit shall be charged against current or future distributions to which such Member would otherwise have been entitled under this Section 5.03 or Section 12.02 in respect of such Unit; provided, however, all LLC Units shall participate in distributions made pursuant to Section 5.03 on a pro rata basis. Notwithstanding the foregoing, (A) any distributions made pursuant to this Section 5.03(e) shall be made to the Members on a pro rata basis in accordance with the number of each Member’s LLC Units over the total number of outstanding LLC Units, (B) to the extent of Available Cash, the pro rata amount to be distributed to each Member shall be calculated based on the distribution to the Member that would have the highest Tax Distribution under this Section 5.03(e) on a per-unit basis, calculated without regard to this sentence and (C) if there is insufficient Available Cash to make all of the distributions described in clause (B), the amount that would have been distributed to each Member pursuant to clause (B) shall be reduced on a pro rata basis; and provided, further, that notwithstanding the foregoing the Company shall not be required to make any distribution pursuant to this Section 5.03(e) with respect to any Corresponding Company Units or other Units that have not vested if the Company has not allocated any income in the applicable taxable period to such Units. For the avoidance of doubt, whether a distribution is treated as a Tax Distribution or a distribution pursuant to Section 5.03(b) is not intended to impact allocations or ultimate economic entitlement under this Agreement, and this Agreement shall be interpreted consistent with such intent.

(f) Distributions Resulting in Violation of Law or Default. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make, or cause to be made, any distribution to any Member (and the Company shall not make any distribution to Pubco) on account of any Unit if such distribution would violate any applicable Law or the terms of any financing agreement of the Pubco, the Company or any of its Subsidiaries or result in a default (or an event that, with notice or the lapse of time or both, would constitute a default) thereunder.

(g) Assignment. Each Member and its Permitted Transferees shall have the right to assign to any Transferee of LLC Units, pursuant to a Transfer made in compliance with this Agreement, the right to receive any portion of the amounts distributable or otherwise payable to such Member pursuant to Section 5.03(b).

(h) Distributions on Account of Unvested LLC Units. Notwithstanding anything to the contrary in this Section 5.03, no distributions shall be made pursuant to Section 5.03(b) on account of a Corresponding Company Unit or other Unit that has not vested pursuant to the Management Unit Agreement relating to such Corresponding Company Unit or other Unit (other than to the extent such distributions are in respect of a Tax Distribution); provided that any distributions in respect of unvested LLC Units shall be payable at the same time as such unvested LLC Units become vested LLC Units, and if such unvested LLC Units are forfeited, the former holder of such LLC Units shall have no right to receive such distributions.

Section 5.04. Allocations.

(a) Net Income and Net Loss. Except as otherwise provided in this Agreement, and after giving effect to the special allocations set forth in Section 5.04(b), Section 5.04(c) and Section 5.04(d), Net Income and Net Loss (and, to the extent necessary, individual items of income, gain, loss, deduction or credit) of the Company shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after making such allocation, is, as nearly as possible, equal to (i) the distributions that would be made to such Member pursuant to Section 5.03(b) if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Carrying Value, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Carrying Value of the assets securing such liability), and the net assets of the Company were distributed, in accordance with Section 5.03(b), to the Members immediately after making such allocation, minus (ii) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.

(b) Special Allocations. The following special allocations shall be made in the following order:

(i) Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(f), notwithstanding any other provision of this Article 5, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). Allocations pursuant to the immediately preceding sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.04(b)(i) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Member Nonrecourse Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article 5, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury

Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.04(b)(ii) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or Section 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of the Member as promptly as possible; provided that an allocation pursuant to this Section 5.04(b)(iii) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 5 have been tentatively made as if this Section 5.04(b)(iii) were not in this Agreement.

(iv) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Members in a manner determined by the Managing Member consistent with Treasury Regulations Sections 1.704-2(b) and 1.704-2(c).

(v) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(j)(1).

(vi) Section 754 Adjustments. (A) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company or as a result of a Transfer of a Member’s interest in the Company, as the case may be, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of such asset) or loss (if the adjustment decreases the basis of such asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income and Net Loss. (B) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to such Members in accordance with their interests in the Company in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(c) Curative Allocations. The allocations set forth in Section 5.04(b)(i) through Section 5.04(b)(vi) and Section 5.04(d) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 5.04(c). Therefore, notwithstanding any other provision of this Article 5 (other than the Regulatory Allocations), the Managing Member shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to Section 5.04.

(d) Loss Limitation. Net Loss (or individual items of loss or deduction) allocated pursuant to Section 5.04 hereof shall not exceed the maximum amount of Net Loss (or individual items of loss or deduction) that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Net Loss (or individual items of loss or deduction) pursuant to Section 5.04 hereof, the limitation set forth in this Section 5.04(d) shall be applied on a Member by Member basis and Net Loss (or individual items of loss or deduction) not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Member’s Capital Accounts so as to allocate the maximum permissible Net Loss to each Member under Treasury Regulations Section 1.704-1(b)(2)(ii)(d). Any reallocation of Net Loss pursuant to this (d) shall be subject to chargeback pursuant to the curative allocation provision of Section 5.04(c).

Section 5.05. Other Allocation Rules.

(a) Interim Allocations Due to Changes in Interests. For any fiscal year during which a Member’s interest in the Company is assigned by such Member (or by an assignee or successor in interest to a Member), the portion of the Net Income and Net Loss of the Company that is allocable in respect of such Member’s interest shall be apportioned between the assignor and the assignee of such Member’s interest using, to the extent practicable, the closing of the books method under Section 706 of the Code and the Treasury Regulations thereunder.

(b) Tax Allocations: Code Section 704(c). In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any Property contributed to the capital of the Company and with respect to reverse Code Section 704(c) allocations described in Treasury Regulations 1.704-3(a)(6) shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such Property to the Company for federal income tax purposes and its initial Carrying Value or its Carrying Value determined pursuant to Treasury Regulation 1.704-1(b)(2)(iv)(f) (computed in accordance with the definition of Carrying Value) using the traditional allocation method under Treasury Regulation 1.704-3(b) or such other allocation method with respect to existing allocation methods or reverse allocation methods under Section 704(c) of the Code that are already applicable with respect to the Company. Any elections or other decisions relating to such allocations shall be made by the Managing Member in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 5.05(b), Section 704(c) of the Code (and the principles thereof), and Treasury Regulation 1.704-1(b)(4)(i) are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Loss, other items, or distributions pursuant to any provision of this Agreement (other than with respect to Tax Distributions).

Section 5.06. Tax Withholding. Each Member hereby authorizes the Company to withhold and to pay over any taxes required under applicable law to be withheld by the Company with respect to any amount payable, distributable or allocable by the Company to such Member; if and to the extent that the Company shall be required to withhold any such taxes, such Member shall be deemed for all purposes of this Agreement to have received a payment from the Company as of the time such withholding is required to be paid, which payment shall be deemed to be a distribution to such Member, provided that if the Managing Member reasonably determines that such Member would not be expected to receive any future distributions in the amount of such payment, the Member shall pay to the Company the amount by which such payment exceeds such expected future distributions. The withholdings referred to in this Section 5.06 shall be made at the maximum applicable statutory rate under applicable tax law unless the Company receives documentation, reasonably satisfactory to the Managing Member, to the effect that a lower rate is applicable, or that no withholding is applicable. To the fullest extent permitted by law, each Member hereby agrees to indemnify and hold harmless the Company and the other Members from and against any liability for taxes, penalties, additions to tax or interest with respect to income attributable to or distributions or other payments to such Member. The obligations of a Member set forth in this Section 5.06(a) shall survive the withdrawal of a Member from the Company or any Transfer of a Member’s Units.

ARTICLE 6

CERTAIN TAX MATTERS

Section 6.01. Tax Matters Representative.

(a) The Managing Member shall cause the Company to take all necessary actions required by Law to designate Pubco as the “tax matters partner” within the meaning given to such term in Section 6231 of the Code (as in effect prior to the repeal of such section pursuant to the Bipartisan Budget Act of 2015) with respect to any taxable year of the Company beginning on or before December 31, 2017. The Managing Member shall further cause the Company to take all necessary actions required by Law to designate Pubco as the “partnership representative” within the meaning of Section 6223(a) of the Code with respect to any taxable year of the Company beginning after December 31, 2017, and if the “partnership representative” is an entity, the “partnership representative” is hereby authorized to appoint a “designated individual” within the meaning of Treasury Regulation Section 301.6223-1(b) (in such capacities, collectively, the “Tax Matters Representative”). The Tax Matters Representative shall have all of the rights, duties, powers and obligations provided for in the Code with respect to the Company. The Company shall not be obligated to pay any fees or other compensation to the Tax Matters Representative in its capacity as such, but the Company shall reimburse the Tax Matters Representative for all reasonable out-of-pocket costs and expenses (including attorneys’ and other professional fees) incurred by it in its capacity as Tax Matters Representative. Each Member agrees to cooperate with the Company and the Tax Matters Representative and to do or refrain from doing any or all things reasonably requested by the Company or the Tax Matters Representative in connection with any examination of the Company’s affairs by any federal, state, or local tax authorities, including resulting administrative and judicial proceedings. The Company shall defend, indemnify, and hold harmless the Tax Matters Representative against any and all liabilities sustained or incurred as a result of any act or decision concerning Company tax matters and within the scope of such Member’s responsibilities as Tax Matters Representative, so long as such act or decision was done or made in good faith and does not constitute gross negligence or willful misconduct.

(b) If the Company pays an imputed underpayment pursuant to Section 6225 of the Code or any similar provision of state, local or non-U.S. law, to the extent possible, the portion thereof attributable to a Member shall be treated as a withholding tax with respect to such Partner under Section 5.06. To the extent that such portion of an imputed underpayment cannot be withheld from a current distribution, the applicable Member (or former Member) shall be liable to the Company for the amount that cannot be so offset. The Members acknowledge that the Company may make the election described in Section 6226 of the Code and any analogous election under state, local or non-U.S. law to the extent such election is available under applicable law, instead of paying an imputed underpayment.

Section 6.02. Section 754 Elections. The Company shall make, and shall cause any Subsidiary of the Company that is treated as a partnership for U.S. federal income tax purposes to make, a timely election under Section 754 of the Code (and a corresponding election under state and local law) effective starting with the taxable year including the IPO, and the Managing Member shall not take any action to revoke such elections.

ARTICLE 7

MANAGEMENT OF THE COMPANY

Section 7.01. Management by the Managing Member. Except as otherwise specifically set forth in this Agreement, the Managing Member shall be deemed to be a “manager” for purposes of applying the Delaware Act. Except as expressly provided in this Agreement or the Delaware Act, the day-to-day business and affairs of the Company and its Subsidiaries shall be managed, operated and controlled by the Managing Member in accordance with the terms of this Agreement and no other Members shall have management authority or rights over the Company or its Subsidiaries. The Managing Member is, to the extent of its rights and powers set forth in this Agreement, an agent of the Company for the purpose of the Company’s and its Subsidiaries’ business, and the actions of the Managing Member taken in accordance with such rights and powers, shall bind the Company (and no other Members shall have such right). Except as expressly provided in this Agreement, the Managing Member shall have all necessary powers to carry out the purposes, business, and objectives of the Company and its Subsidiaries. The Managing Member shall have the power and authority to delegate to one or more other Persons the Managing Member’s rights and powers to manage and control the business and affairs of the Company, including to delegate to agents and employees of a Member or the Company (including any officers or Subsidiary thereof), and to delegate by a management agreement or another agreement with, or otherwise to, other Persons. The Managing Member may authorize any Person (including any Member or officer of the Company) to enter into and perform any document on behalf of the Company or any Subsidiary.

Section 7.02. Withdrawal of the Managing Member. Pubco may withdraw as the Managing Member and appoint as its successor, at any time upon written notice to the Company, (i) any wholly-owned Subsidiary of Pubco, (ii) any Person of which Pubco is a wholly-owned Subsidiary, (iii) any Person into which Pubco is merged or consolidated or (iv) any transferee of all or substantially all of the assets of Pubco, which withdrawal and replacement shall be effective upon the delivery of such notice. No appointment of a Person other than Pubco (or its successor, as applicable) as Managing Member shall be effective unless Pubco (or its successor, as applicable) and the new Managing Member (as applicable) provide all other Members with contractual rights, directly enforceable by such other Members against the new Managing Member, to cause the new Managing Member to comply with all the Managing Member’s obligations under this Agreement and the Reorganization Documents.

Section 7.03. Decisions by the Members.

(a) Other than the Managing Member, the Members shall take no part in the management of the Company’s business and shall transact no business for the Company and shall have no power to act for or to bind the Company; provided, however, that the Company may engage any Member or principal, partner, member, shareholder or interest holder thereof as an employee, independent contractor or consultant to the Company, in which event the duties and liabilities of such individual or firm with respect to the Company as an employee, independent contractor or consultant shall be governed by the terms of such engagement with the Company. The Managing Member shall not (i) engage in any activity unrelated to the business or management of the Company and its Subsidiaries or (ii) own any material assets other than Units and/or any cash or other property or assets distributed by, or otherwise received from, the Company, without the prior written consent of the majority-in-interest of the Non-Pubco Members.

(b) Except as expressly provided herein, the Members shall not have the power or authority to vote, approve or consent to any matter or action taken by the Company. Except as otherwise provided herein, any proposed matter or action subject to the vote, approval or consent of the Members shall require the approval of a majority in interest of the Members or such class of Members, as the case may be, by (x) resolution at a duly convened meeting of the Members, or (y) written consent of the Members. Except as expressly provided herein, all Members shall vote together as a single class on any matter subject to the vote, approval or consent of the Members. In the case of any such approval, a majority in interest of the Members may call a meeting of the Members at such time and place or by means of telephone or other communications facility that permits all persons participating in such meeting to hear and speak to each other for the purpose of a vote thereon. Notice of any such meeting shall be required, which notice shall include a brief description of the action or actions to be considered by the Members. Unless waived by any such Member in writing, notice of any such meeting shall be given to each Member at least two Business Days (2) days prior thereto. Attendance or participation of a Member at a meeting shall constitute a waiver of notice of such meeting, except when such Member attends or participates in the meeting for the express purpose of objecting at the beginning thereof to the transaction of any business because the meeting is not properly called or convened. Any action required or permitted to be taken at any meeting of the Members may be taken without a meeting, if a consent in writing, setting forth the actions so taken, shall be signed by Members sufficient to approve such action pursuant to this Section 7.03(b). A copy of any such consent in writing will be provided to the Members promptly thereafter.

Section 7.04. Duties.

(a) The parties acknowledge that the Managing Member will take action through its board of directors and officers, and that the members of the Managing Member’s board of directors and its officers will owe fiduciary duties to the stockholders of the Managing Member. The Managing Member will use all commercially reasonable and appropriate efforts and means, as determined in good faith by the Managing Member, to minimize any conflict of interest between the Members, on the one hand, and the stockholders of the Managing Member, on the other hand, and to effectuate any transaction that involves or affects any of the Company, the Managing Member, the Members and/or the stockholders of the Managing Member in a manner that does not (i) advantage or disadvantage the Members or their interests relative to the stockholders of the Managing Member, (ii) advantage or disadvantage the stockholders of the Managing Member relative to the Members or (iii) treats the Members and the stockholders of the Managing Member differently; provided that in the event of a conflict between the interests of the stockholders of the Managing Member and the interests of the Members other than the Managing Member, such other Members agree that the Managing Member shall discharge its fiduciary duties to such other Members by acting in the best interests of the Managing Member’s stockholders.

Section 7.05. Officers.

(a) Appointment of Officers. The Managing Member may appoint individuals as officers (“Officers”) of the Company, which may include such officers as the Managing Member determines are necessary and appropriate. No Officer need be a Member. An individual may be appointed to more than one office. If an Officer is also an officer of the Managing Member, then Section 7.04 shall apply to such Officer in the same manner as it applies to the Managing Member.

(b) Authority of Officers. The Officers shall have the duties, rights, powers and authority as may be prescribed by the Managing Member from time to time.

(c) Removal, Resignation and Filling of Vacancy of Officers. The Managing Member may remove any Officer, for any reason or for no reason, at any time. Any Officer may resign at any time by giving written notice to the Company, and such resignation shall take effect at the date of the receipt of that notice or any later time specified in that notice; provided that, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any such resignation shall be without prejudice to the rights, if any, of the Company or such Officer under this Agreement. A vacancy in any office because of death, resignation, removal or otherwise shall be filled by the Managing Member.

ARTICLE 8

TRANSFERS OF INTERESTS

Section 8.01. Restrictions on Transfers.

(a) Except as expressly permitted by Section 8.02, and subject to Section 8.01(b), Section 8.01(c), Section 8.01(d) and Section 8.01(e), any underwriter lock-up agreement applicable to such Member and/or any other agreement between such Member and the Company, Pubco or any of their controlled Affiliates, without the prior written approval of the Managing Member, no Member shall directly or indirectly Transfer all or any part of its Units or any right or economic interest pertaining thereto, including the right to vote or consent on any matter or to receive or have any economic interest in distributions or advances from the Company pursuant thereto, to any Person. Any such Transfer which is not in compliance with the provisions of this Agreement shall be deemed a Transfer by such Member of Units in violation of this Agreement (and a breach of this Agreement by such Member) and shall be null and void ab initio. Notwithstanding anything to the contrary in this Article 8, (i) Section 10.03 of this Agreement shall govern the exchange of LLC Units for shares of Class A Common Stock, and an exchange pursuant to, and in accordance with, Section 10.03 of this Agreement shall not be considered a “Transfer” for purposes of this Agreement, and (ii) any other Transfer of shares of Class A Common Stock shall not be considered a “Transfer” for purposes of this Agreement.

(b) Except as otherwise expressly provided herein, it shall be a condition precedent to any Transfer otherwise permitted or approved pursuant to this Article 8 that:

(i) the Transferor shall have provided to the Company prior notice of such Transfer; and

(ii) the Transfer shall comply with all Applicable Laws and the Managing Member shall be reasonably satisfied that such Transfer will not result in a violation of the Securities Act.

(c) Notwithstanding any other provision of this Agreement to the contrary, no Member shall directly or indirectly Transfer all or any part of its Units or any right or economic interest pertaining thereto if such Transfer, in the reasonable discretion of the Managing Member, would (i) materially increase the risk that the Company would be classified as a “publicly traded partnership” as that term is defined in Section 7704 of the Code and Regulations promulgated thereunder or (ii) reasonably be expected to create a material risk that the Company would have more than one hundred (100) partners, within the meaning of Treasury Regulations Section 1.7704-1(h)(1) (determined pursuant to the rules of Treasury Regulations Section 1.7704-1(h)(3)).

(d) Any Transfer of Units pursuant to this Agreement, including this Article 8, shall be subject to the provisions of Section 3.01 and Section 3.02.

(e) If there is a Transfer of Units to Permitted Transferees pursuant to this Agreement, the Units held by each such Permitted Transferee shall be included in calculating the Substantial Ownership Requirement.

(f) Notwithstanding anything contained herein to the contrary, in no event shall any Member that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code Transfer any Units, unless such Member and the transferee have delivered to the Company, in respect of the relevant Transfer, written evidence that all required withholding under Section 1446(f) of the Code will have been done and duly remitted to the applicable taxing authority or duly executed certifications (prepared in accordance with the applicable Treasury Regulations or other authorities) of an exemption from such withholding.

Section 8.02. Certain Permitted Transfers. Notwithstanding anything to the contrary herein but subject to Section 8.01(b) and Section 8.01(c), the following Transfers shall be permitted:

(a) Any Transfer in connection with the Reorganization;

(b) Any Transfer by any Member of its Units pursuant to a Disposition Event (as such term is defined in the certificate of incorporation of Pubco);

(c) At any time, any Transfer by any Member of Units to any Transferee approved in writing by the Managing Member (not to be unreasonably withheld), it being understood that it shall be reasonable for the Managing Member to withhold such consent if the Managing Member reasonably determines that such Transfer would materially increase the risk that the Company would be classified as a “publicly traded partnership” as that term is defined in Section 7704 of the Code and Regulations promulgated thereunder; and

(d) The Transfer of all or any portion of a Non-Pubco Member’s Units to a Permitted Transferee of such Member.

Section 8.03. Distributions. Notwithstanding anything in this Article 8 or elsewhere in this Agreement to the contrary, if a Member Transfers all or any portion of its Units after the designation of a record date and declaration of a distribution pursuant to Article 5 and before the payment date of such distribution, the transferring Member (and not the Person acquiring all or any portion of its LLC Units) shall be entitled to receive such distribution in respect of such transferred LLC Units.

Section 8.04. Registration of Transfers. When any Units are Transferred in accordance with the terms of this Agreement, the Company shall cause such Transfer to be registered on the books of the Company.

ARTICLE 9

CERTAIN OTHER AGREEMENTS

Section 9.01. Company Call Right. In connection with any Involuntary Transfer by any Non-Pubco Member, the Company or the Managing Member may, in the Managing Member’s sole discretion, elect to purchase from such Member and/or such Transferee(s) in such Involuntary Transfer (if applicable) (each, a “Call Member”) any or all of the Units so Transferred or so held by such Member (or such Member’s Permitted Transferees), as applicable (“Call Units”), at any time by delivery of a written notice (a “Call Notice”) to such Call Member. The Call Notice shall set forth the Unit Redemption Price and the proposed closing date of such purchase of such Call Units; provided that such closing date shall occur within ninety (90) days following the date of such Call Notice. At the closing of any such sale, in exchange for the payment by the Company or the Managing Member to such Call Members of the Unit Redemption Price in cash, (i) each Call Member shall deliver its Call Units, duly endorsed, or accompanied by written instruments of transfer in form satisfactory to the Company or the Managing Member, as applicable, duly executed by such Call Member and accompanied by all requisite transfer taxes, if any, (ii) such Call Units shall be free and clear of any Liens and (iii) each Call Member shall so represent and warrant and further represent and warrant that it is the sole beneficial and record owner of such Call Units. Following such closing, any such Call Member shall no longer be entitled to any rights in respect of its Call Units, including any distributions of the Company or Pubco thereupon (other than the payment of the Unit Redemption Price at such closing), and, to the extent any such Call Member does not hold any Units thereafter, shall thereupon cease to be a Member of the Company and, to the extent any such Call Member does not hold any shares of Pubco Common Stock thereafter, shall thereupon cease to be a stockholder of Pubco.

Section 9.02. Preemptive Rights.

(a) No Person shall have any preemptive, preferential or other similar right with respect to (i) additional Capital Contributions; (ii) issuances or sales by the Company of any class or series of Units, whether unissued or hereafter created; (iii) issuances of any obligations, evidences of indebtedness or other securities of the Company convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase or subscribe to, any Units; (iv) issuances of any right of subscription to or right to receive, or any warrant or option for the purchase of, any Units; or (v) issuances or sales of any other securities that may be issued or sold by the Company.

ARTICLE 10

REDEMPTION AND EXCHANGE RIGHTS

Section 10.01. Redemption Right of a Member.

(a) Without the need for approval by the Managing Member or consent by any other Members, each Non-Pubco Member shall be entitled to cause the Company to redeem (a “Redemption”) all or any portion of its LLC Units (the “Redemption Right”) at any time; provided that the Managing Member may force a Member to exercise its Redemption Right at any time following the expiration of such contractual lock-up period if such member holds fewer than 4,000 LLC Units. A Member desiring to exercise its Redemption Right (the “Redeeming Member”) shall exercise such right by giving written notice (the “Redemption Notice”) to the Company and Pubco in substantially the form of Exhibit A attached hereto; provided, that any Member Exchange Notice (as defined in the Management Holdings LLC Agreement) which occurs pursuant to Section                 of the Management Holdings LLC Agreement shall constitute a Redemption Notice hereunder. The Redemption Notice shall specify the number of LLC Units (the “Redeemed Units”) that the Redeeming Member intends to have the Company redeem (provided, that absent a waiver by the Managing Member, any such Redemption is for a minimum of the lesser of 4,000 LLC Units or all of the LLC Units held by such Redeeming Member) and a date, not less than five (5) Business Days nor more than ten (10) Business Days after delivery of such Redemption Notice (unless and to the extent that the Managing Member in its sole discretion agrees in writing to waive such time periods), on which exercise of the Redemption Right shall be completed (the “Redemption Date”); provided that the Company, Pubco and the Redeeming Member may change the number of Redeemed Units and/or the Redemption Date specified in such Redemption Notice to another number and/or date by mutual agreement signed in writing by each of them; provided further that a Redemption Notice may be conditioned by the Redeeming Member on the closing of an underwritten or non-underwritten distribution or sale of the shares of Class A Common Stock that may be issued in connection with such proposed Redemption. Unless the Redeeming Member has revoked or delayed a Redemption as provided in Section 10.01(c), on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date) (i) the Redeeming Member shall transfer and surrender the Redeemed Units to the Company, free and clear of all Liens, and (ii) the Company shall (x) cancel the Redeemed Units, (y) transfer to the Redeeming Member the consideration to which the Redeeming Member is entitled under Section 10.01(b), and (z) if the Units are certificated, issue to the Redeeming Member a certificate for a number of Units equal to the difference (if any) between the number of Units evidenced by the certificate surrendered by the Redeeming Member pursuant to clause (i) of this Section 10.01(a) and the Redeemed Units.

(b) In exercising its Redemption Right, a Redeeming Member shall be entitled to receive the number of shares of Class A Common Stock equal to the number of Redeemed Units (the “Share Settlement”).

(c) A Redeeming Member shall be entitled to revoke its Redemption Notice or delay the consummation of a Redemption if any of the following conditions exists: (i) any registration statement pursuant to which the resale of the Class A Common Stock to be registered for such Redeeming Member at or immediately following the consummation of the Redemption shall have ceased to be effective pursuant to any action or inaction by the SEC or no such resale registration statement has yet become effective; (ii) Pubco shall have failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such Redemption; (iii) Pubco shall have exercised its right to defer, delay or suspend the filing or effectiveness of a registration statement and such deferral, delay or suspension shall affect the ability of such Redeeming Member to have its Class A Common Stock registered at or immediately following the consummation of the Redemption; (iv) Pubco shall have disclosed to such Redeeming Member any material non-public information concerning Pubco, the receipt of which results in such Redeeming Member being prohibited or restricted from selling Class A Common Stock at or immediately following the Redemption without disclosure of such information (and Pubco does not permit disclosure); (v) any stop order relating to the registration statement pursuant to which the Class A Common Stock was to be registered by such Redeeming Member at or immediately following the Redemption shall have been issued by the SEC; (vi) there shall have occurred a material disruption in the securities markets generally or in the market or markets in which the Class A Common Stock is then traded; (vii) there shall be in effect an injunction, a restraining order or a decree of any nature of any Governmental Authority that restrains or prohibits the Redemption; (viii) if the Redeeming Member is a party to the Registration Rights Agreement, Pubco shall have failed to comply in all material respects with its obligations under the Registration Rights Agreement, and such failure shall have affected the ability of such Redeeming Member to consummate the resale of Class A Common Stock to be received upon such redemption pursuant to an effective registration statement; (ix) the Redemption Date would occur three (3) Business Days or less prior to, or during, any “black-out” or similar period under Pubco’s policies covering trading in the Pubco’s securities to which the applicable Redeeming Member is subject, which period restricts the ability of such Redeeming Member to immediately resell shares of Class A Common Stock to be delivered to such Redeeming Member in connection with a Share Settlement; provided further, that in no event shall the Redeeming Member seeking to revoke its Redemption Notice or delay the consummation of such Redemption and relying on any of the matters contemplated in clauses (i) through (ix) above have controlled or intentionally materially influenced any facts, circumstances, or Persons in connection therewith (except in the good faith performance of his or her duties as an officer or director of Pubco) in order to provide such Redeeming Member with a basis for such delay or revocation. If a Redeeming Member delays the consummation of a Redemption pursuant to this Section 10.01(c), the Redemption Date shall occur on the fifth Business Day following the date on which the conditions giving rise to such delay cease to exist (or such earlier day as Pubco, the Company and such Redeeming Member may agree in writing).

(d) The number of shares of Class A Common Stock that a Redeeming Member is entitled to receive under Section 10.01(b) shall not be adjusted on account of any distributions previously made with respect to the Redeemed Units or dividends previously paid with respect to Class A Common Stock; provided, however, that if a Redeeming Member causes the Company to redeem Redeemed Units and the Redemption Date occurs subsequent to the record date for any distribution with respect to the Redeemed Units but prior to payment of such distribution, the Redeeming Member shall be entitled to receive such distribution with respect to the Redeemed Units on the date that it is made notwithstanding that the Redeeming Member transferred and surrendered the Redeemed Units to the Company prior to such date (but in each case only if Pubco has declared a corresponding dividend of all amounts receivable by Pubco in such distribution with a record date for such dividend that is no later than the record date for such distribution).

(e) In the event of a reclassification or other similar transaction as a result of which the shares of Class A Common Stock are converted into another security, then in exercising its Redemption Right a Redeeming Member shall be entitled to receive the amount of such security that the Redeeming Member would have received if such Redemption Right had been exercised and the Redemption Date had occurred immediately prior to the record date of such reclassification or other similar transaction.

Section 10.02. Election and Contribution of Pubco. In connection with the exercise of a Redeeming Member’s Redemption Rights under Section 10.01(a), Pubco shall contribute to the Company the consideration the Redeeming Member is entitled to receive under Section 10.01(b). On the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date) (i) Pubco shall make its Capital Contribution to the Company required under this Section 10.02, and (ii) the Company shall issue to Pubco a number of Units equal to the number of Redeemed Units surrendered by the Redeeming Member.

Section 10.03. Exchange Right of Pubco.

(a) Notwithstanding anything to the contrary in this Article 10, Pubco may, in its sole and absolute discretion, elect to effect on the Redemption Date the exchange of Redeemed Units for the Share Settlement through a direct exchange of such Redeemed Units and such consideration between the Redeeming Member and Pubco (a “Direct Exchange”). Upon such Direct Exchange pursuant to this Section 10.03, Pubco shall acquire the Redeemed Units and shall be treated for all purposes of this Agreement as the owner of such Units.

(b) Pubco may, at any time prior to a Redemption Date, deliver written notice (an “Exchange Election Notice”) to the Company and the Redeeming Member setting forth its election to exercise its right to consummate a Direct Exchange; provided that such election does not prejudice the ability of the parties to consummate a Redemption or Direct Exchange on the Redemption Date. An Exchange Election Notice may be revoked by Pubco at any time; provided that any such revocation does not prejudice the ability of the parties to consummate a Redemption or Direct Exchange on the Redemption Date. The right to consummate a Direct Exchange in all events shall be exercisable for all the Redeemed Units that would have otherwise been subject to a Redemption. Except as otherwise provided by this Section 10.03, a Direct Exchange shall be consummated pursuant to the same timeframe and in the same manner as the relevant Redemption would have been consummated if Pubco had not delivered an Exchange Election Notice.

Section 10.04. Tender Offers and Other Events with Respect to Pubco.

(a) In the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to Class A Common Stock (a “Pubco Offer”) is proposed by Pubco or is proposed to Pubco or its stockholders and approved by the board of directors of Pubco or is otherwise effected or to be effected with the consent or approval of the board of directors of Pubco, the holders of LLC Units (other than the Pubco Members and the holders of LLC Units that have not vested) shall be permitted to participate in such Pubco Offer by delivery of a notice of exchange (which notice of exchange shall be effective immediately prior to the consummation of such Pubco Offer (and, for the avoidance of doubt, shall be contingent upon such Pubco Offer and not be effective if such Pubco Offer is not consummated)). In the case of a Pubco Offer proposed by Pubco, Pubco will use its reasonable efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit the holders of LLC Units (other than the Pubco Members) to participate in such Pubco Offer to the same extent or on an economically equivalent basis as the holders of shares of Class A Common Stock without discrimination; provided, that without limiting the generality of this sentence, Pubco will use its reasonable efforts expeditiously and in good faith to ensure that such holders may participate in each such Pubco Offer without being required to exchange LLC Units to the extent such participation is practicable. For the avoidance of doubt (but subject to Section 10.04(c)), in no event shall the holders of LLC Units be entitled to receive in such Pubco Offer aggregate consideration (other than pursuant to the Tax Receivable Agreement) for each LLC Unit that is greater than the consideration payable in respect of each share of Class A Common Stock in connection with a Pubco Offer.

(b) Notwithstanding any other provision of this Agreement, if a Disposition Event (as such term is defined in the Pubco certificate of incorporation) is approved by the board of directors of Pubco and consummated in accordance with Applicable Law, at the request of the Company (or following such Disposition Event, its successor) or Pubco (or following such Disposition Event, its successor), each of the holders of LLC Units (other than any Management Members in respect of Corresponding Company Units or other Units that have not vested, which shall be forfeited or repurchased, including pursuant to Section 3.02) shall be required to exchange with Pubco, at any time and from time to time after, or simultaneously with, the consummation of such Disposition Event, all of such holder’s LLC Units for aggregate consideration for each LLC Unit that is equivalent to the consideration payable in respect of each share of Class A Common Stock in connection with the Disposition Event.

(c) Notwithstanding any other provision of this Agreement, in a Disposition Event, payments under or in respect of the Tax Receivable Agreement shall not be considered part of the consideration payable in respect of any LLC Unit or share of Class A Common Stock in connection with such Disposition Event for the purposes of Section 10.04(a) and Section 10.04(b).

Section 10.05. Reservation of Shares of Class A Common Stock; Certificate of Pubco. At all times Pubco shall reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon a Redemption or Direct Exchange, such number of shares of Class A Common Stock as shall be issuable upon any such Redemption or Direct Exchange pursuant to Share Settlements; provided that nothing contained herein shall be construed to preclude Pubco from satisfying its obligations in respect of any such Redemption or Direct Exchange by delivery of purchased Class A Common Stock (which may or may not be held in the treasury of Pubco). Pubco shall deliver Class A Common Stock that has been registered under the Securities Act with respect to any Redemption or Direct Exchange to the extent a registration statement is effective and available for such shares. Pubco covenants that all Class A Common Stock issued upon a Redemption or Direct Exchange will, upon issuance, be validly issued, fully paid and non-assessable. The provisions of this Article 10 shall be interpreted and applied in a manner consistent with the corresponding provisions of the certificate of incorporation of Pubco.

Section 10.06. Effect of Exercise of Redemption or Exchange Right. This Agreement shall continue notwithstanding the consummation of a Redemption or Direct Exchange and all governance or other rights set forth herein shall be exercised by the remaining Members and the Redeeming Member (to the extent of such Redeeming Member’s remaining interest in the Company). No Redemption or Direct Exchange shall relieve such Redeeming Member of any prior breach of this Agreement.

Section 10.07. Tax Treatment.

(a) Unless otherwise required by applicable Law, the parties hereto acknowledge and agree that any Redemption or Direct Exchange consummated hereunder shall be treated as a taxable sale of Redeemed Units by the Redeeming Member to Pubco for U.S. federal, and applicable state and local income tax purposes, and no party shall take a contrary position on any income tax return, amendment thereof or communication with a taxing authority unless an alternate position is permitted under the Code and Treasury Regulations and Pubco consents in writing.

(b) Notwithstanding any other provision in this Agreement, the Company, PubCo and their agents and affiliates shall have the right to deduct and withhold taxes (including Class A Common Stock with a fair market value determined in the sole discretion of the PubCo equal to the amount of such taxes) from any payments to be made pursuant to any Redemption or Direct Exchange consummated hereunder if, in their opinion, such withholding is required by law, and shall be provided with any necessary tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, and any similar information; provided, that PubCo may, in its sole discretion, allow or require a Redeeming Member to pay such taxes owed in respect of the Redemption or Direct Exchange in cash in lieu of withholding or deducting such taxes. To the extent that any of the aforementioned amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the recipient of the payments in respect of which such deduction and withholding was made. To the extent that any payment pursuant to any Redemption or Direct Exchange consummated hereunder is not reduced by such deductions or withholdings, such recipient shall indemnify the applicable withholding agent for any amounts imposed by any taxing authority together with any costs and expenses related thereto.

Section 10.08. Additional Exchange Restrictions. Notwithstanding anything to the contrary herein:

(a) No Exchange shall be permitted (and, if attempted, shall be void ab initio) if, in the good faith determination of the Managing Member or the Company, such an Exchange would pose a material risk that the Company would be a “publicly traded partnership” as that term is defined in Section 7704 of the Code and Regulations promulgated thereunder.

(b) The Company reasonably believes that, as of the date hereof, it satisfies the “safe harbor” requirements under Treasury Regulation Section 1.7704-1(h) (the “100 Partner Safe Harbor”), the Company will not take any action or consent to any action that would reasonably be expected to result in the Company not satisfying the 100 Partner Safe Harbor for any taxable year. If the Managing Member determines at any time, in its sole discretion after consultation with the Company’s tax advisors, either (i) that the Company does not then satisfy the 100 Partner Safe Harbor, or (ii) there is a reasonable possibility that the Company will not satisfy the 100 Partner Safe Harbor at any time during the current or next taxable year, the Managing Member and the Company may impose such restrictions on, and impose such requirements on and procedures with respect to, Exchanges from time to time as the Managing Member and/or the Company may determine, in their sole discretion, to be necessary or advisable so that the Company is not treated as a “publicly traded partnership” under Section 7704 of the Code and such restrictions, requirements and procedures shall remain in effect unless and until the Managing Member determines otherwise; provided, that, for the avoidance of doubt, a transfer described under Treasury Regulation Section 1.7704-1(e)(2) shall not be restricted. Without limiting the discretion of the Managing Member and/or the Company under this Section 10.08(b) to impose any restrictions, requirements or procedures on Exchanges, such restrictions, requirements and procedures may include one or more of the following:

(i) providing that Members are permitted to effect Exchanges during a taxable year of the Company only on one or more of up to four specified dates determined by the Managing Member (each a “Specified Exchange Date”);

(ii) requiring a Member seeking to effect an Exchange to give the Company irrevocable written notice of an election to effect an Exchange on a date that is at least sixty (60) calendar days prior to the Specified Exchange Date on which such Exchange is to occur; and

(iii) providing that the number of Units that may be Exchanged or otherwise transferred during the taxable year of the Company (other than in private transfers described in Treasury Regulations Section 1.7704-1(e)) cannot exceed 10 percent of the total interest in the Company’s capital or profits (as determined pursuant to Treasury Regulation Section 1.7704-1(k)).

(c) Pubco shall bear all of its own expenses in connection with the consummation of any Redemption, whether or not any such Redemption is ultimately consummated, including any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, any Redemption (but not, in any case, any income taxes or other similar taxes); provided, however, that if any of the Share Settlement is to be delivered in a name other than that of the Redeeming Member that requested the Redemption, then such Redeeming Member and/or the Person in whose name such shares are to be delivered shall pay to Pubco the amount of any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, such Redemption or shall establish to the reasonable satisfaction of Pubco that such tax has been paid or is not payable. Except as otherwise may separately be agreed by the Company, the Redeeming Member shall bear all of its own expenses in connection with the consummation of any Redemption (including, for the avoidance of doubt, expenses incurred by such Redeeming Member in connection with any Redemption that are invoiced to the Company).

(d) In connection with any Redemption or Direct Exchange, an equal number of shares of Class B Common Stock shall be surrendered and cancelled in accordance with the certificate of incorporation of PubCo.

ARTICLE 11

LIMITATION ON LIABILITY, EXCULPATION AND INDEMNIFICATION

Section 11.01. Limitation on Liability. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company; provided that the foregoing shall not alter a Member’s obligation to return funds wrongfully distributed to it.

Section 11.02. Exculpation and Indemnification; Elimination of Fiduciary Duties.

(a) Subject to the duties of the Managing Member and Officers set forth in Section 7.01, neither the Managing Member nor any other Covered Person shall be liable, including under any legal or equitable theory of fiduciary duty or other theory of liability, to the Company or to any other Covered Person for any losses, claims, damages or liabilities incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company. There shall be, and each Covered Person shall be entitled to, a presumption that such Covered Person acted in good faith. None of the Members shall have any fiduciary duties to any other Member, the Company or any other Person, and any duties or implied duties (including fiduciary duties) of any Member to any other Member or the Company that would otherwise apply at law (common or statutory) or in equity are hereby eliminated to the fullest extent permitted under any Applicable Law.

(b) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such Person’s professional or expert competence.

(c) The Company shall indemnify, defend and hold harmless each Covered Person against any losses, claims, damages, liabilities, expenses (including all reasonable out-of-pocket fees and expenses of counsel and other advisors), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, in which such Covered Person may be involved or become subject to, in connection with any matter arising out of or in connection with the Company’s business or affairs, or this Agreement or any related document, unless such loss, claim, damage, liability, expense, judgment, fine, settlement or other amount (i) is a result of a Covered Person not acting in good faith on behalf of the Company or arose as a result of the willful commission by such Covered Person of any act that is dishonest and materially injurious to the Company, (ii) results from its contractual obligations under any Reorganization Document to be performed in a capacity other than as a Covered Person or from the breach by such Covered Person of Section 9.01 or (iii) results from the breach by any Member (in such capacity) of its contractual obligations under this Agreement. If any Covered Person becomes involved in any capacity in any action, suit, proceeding or investigation in connection with any matter arising out of or in connection with the Company’s business or affairs, or this Agreement or any related document (other than any Reorganization Document), other than (x) by reason of any act or omission performed or omitted by such Covered Person that was not in good faith on behalf of the Company or constituted a willful commission by such Covered Person of an act that is dishonest and materially injurious to the Company or (y) as a result of any breach by such Covered Person of Section 9.01, the Company shall reimburse such Covered Person for its reasonable legal and other reasonable out-of-pocket expenses (including the cost of any investigation and preparation) as they are incurred in connection therewith; provided that such Covered Person shall promptly repay to the Company the amount of any such reimbursed expenses paid to it if it shall be finally judicially determined that such Covered Person was not entitled to indemnification by, or contribution from, the Company in connection with such action, suit, proceeding or investigation. If for any reason (other than the bad faith of a Covered Person or the willful commission by such Covered Person of an act that is dishonest and materially injurious to the Company) the foregoing indemnification is unavailable to such Covered Person, or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by such Covered Person as a result of such loss, claim, damage, liability, expense, judgment, fine, settlement or other amount in such proportion as is appropriate to reflect any relevant equitable considerations. There shall be, and each Covered Person shall be entitled to, a rebuttable presumption that such Covered Person acted in good faith.

(d) The obligations of the Company under Section 11.02(c) shall be satisfied solely out of and to the extent of the Company’s assets, and no Covered Person shall have any personal liability on account thereof.

(e) Given that certain Jointly Indemnifiable Claims may arise by reason of the service of a Covered Person to the Company and/or as a director, trustee, officer, partner, member, manager, employee, consultant, fiduciary or agent of other corporations, limited liability companies, partnerships, joint ventures, trusts, employee benefit plans or other enterprises controlled by the Company (collectively, the “Controlled Entities”), or by reason of any action alleged to have been taken or omitted in any such capacity, the Company acknowledges and agrees that the Company shall be fully and primarily responsible for the payment to the Covered Person in respect of indemnification or advancement of all out-of-pocket costs of any type or nature whatsoever (including, without limitation, all attorneys’ fees and related disbursements) in each case, actually and reasonably incurred by or on behalf of a Covered Person in connection with either the investigation, defense or appeal of a claim, demand, action, suit or proceeding or establishing or enforcing a right to indemnification under this Agreement or otherwise incurred in connection with a claim that is indemnifiable hereunder (collectively, “Expenses”) in connection with any such Jointly Indemnifiable Claim, pursuant to and in accordance with (as applicable) the terms of (i) the Delaware Act, (ii) this Agreement, (iii) any other agreement between the Company or any Controlled Entity and the Covered Person pursuant to which the Covered Person is indemnified, (iv) the laws of the jurisdiction of incorporation or organization of any Controlled Entity and/or (v) the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership, certificate of qualification or other organizational or governing documents of any Controlled Entity ((i) through (v) collectively, the “Indemnification Sources”), irrespective of any right of recovery the Covered Person may have from the Indemnitee-Related Entities. Under no circumstance shall the Company or any Controlled Entity be entitled to any right of subrogation or contribution by the Indemnitee-Related Entities and no right of advancement or recovery the Covered Person may have from the Indemnitee-Related Entities shall reduce or otherwise alter the rights of the Covered Person or the obligations of the Company or any Controlled Entity under the Indemnification Sources. In the event that any of the Indemnitee-Related Entities shall make any payment to the Covered Person in respect of indemnification or advancement of Expenses with respect to any Jointly Indemnifiable Claim, (i) the Company shall, and to the extent applicable shall cause the Controlled Entities to, reimburse the Indemnitee-Related Entity making such payment to the extent of such payment promptly upon written demand from such Indemnitee-Related Entity, (ii) to the extent not previously and fully reimbursed by the Company and/or any Controlled Entity pursuant to clause (i), the Indemnitee-Related Entity making such payment shall be subrogated to the extent of the outstanding balance of such payment to all of the rights of recovery of the Covered Person against the Company and/or any Controlled Entity, as applicable, and (iii) the Covered Person shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-Related Entities effectively to bring suit to enforce such rights. The Company and the Covered Person agree that each of the Indemnitee-Related Entities shall be third-party beneficiaries with respect to this Section 11.02(e), entitled to enforce this Section 11.02(e) as though each such Indemnitee-Related Entity were a party to this Agreement. The Company shall cause each of the Controlled Entities to perform the terms and obligations of this Section 11.02(e) as though each such Controlled Entity was the “Company “ under this Agreement. For purposes of this Section 11.02(e), the following terms shall have the following meanings:

(i) The term “Indemnitee-Related Entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Company, any Controlled Entity or the insurer under and pursuant to an insurance policy of the Company or any Controlled Entity) from whom a Covered Person may be entitled to indemnification or advancement of Expenses with respect to which, in whole or in part, the Company or any Controlled Entity may also have an indemnification or advancement obligation.

(ii) The term “Jointly Indemnifiable Claims” shall be broadly construed and shall include, without limitation, any claim, demand, action, suit or proceeding for which the Covered Person shall be entitled to indemnification or advancement of Expenses from both (i) the Company and/or any Controlled Entity pursuant to the Indemnification Sources, on the one hand, and (ii) any Indemnitee-Related Entity pursuant to any other agreement between any Indemnitee-Related Entity and the Covered Person pursuant to which the Covered Person is indemnified, the laws of the jurisdiction of incorporation or organization of any Indemnitee-Related Entity and/or the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of any Indemnitee-Related Entity, on the other hand.

(f) The rights conferred on any Covered Person by this Section 11.02 shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of this Agreement, agreement, vote of members, by determination of the Managing Member or otherwise. Further, the Company shall have the power and authority to provide indemnification, advancement of expenses and other similar rights to other Persons (including by agreements with members of the board of directors of Pubco) as is approved by the Managing Member.

ARTICLE 12

DISSOLUTION AND TERMINATION

Section 12.01. Dissolution.

(a) The Company shall not be dissolved by the admission of Additional Members or Substitute Members pursuant to Section 3.02.

(b) No Member shall (i) resign from the Company prior to the dissolution and winding up of the Company except in connection with a Transfer of Units pursuant to the terms of this Agreement or (ii) take any action to dissolve, terminate or liquidate the Company or to require apportionment, appraisal or partition of the Company or any of its assets, or to file a bill for an accounting, except as specifically provided in this Agreement, and each Member, to the fullest extent permitted by Applicable Law, hereby waives any rights to take any such actions under Applicable Law, including any right to petition a court for judicial dissolution under Section 18-802 of the Delaware Act.

(c) The Company shall be dissolved and its business wound up only upon the earliest to occur of any one of the following events (each a “ Dissolution Event”):

(i) The expiration of forty-five (45) days after the sale or other disposition of all or substantially all the assets of the Company;

(ii) upon the approval of the Managing Member;

(iii) the entry of a decree of dissolution of the Company under Section 18-802 of the Delaware Act; or

(iv) at any time there are no members of the Company, unless the Company is continued in accordance with the Delaware Act.

(d) The death, retirement, resignation, expulsion, bankruptcy, insolvency or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member of the Company shall not in and of itself cause dissolution of the Company.

Section 12.02. Winding Up of the Company.

(a) The Managing Member shall promptly notify the other Members of any Dissolution Event. Upon dissolution, the Company’s business shall be liquidated in an orderly manner. The Managing Member shall appoint a liquidating trustee to wind up the affairs of the Company pursuant to this Agreement. In performing its duties, the liquidating trustee is authorized to sell, distribute, exchange or otherwise dispose of the assets of the Company in accordance with the Delaware Act and in any reasonable manner that the liquidating trustee shall determine to be in the best interest of the Members.

(b) The proceeds of the liquidation of the Company shall be distributed in the following order and priority:

(i) first, to the creditors (including any Members or their respective Affiliates that are creditors) of the Company in satisfaction of all of the Company’s liabilities (whether by payment or by making reasonable provision for payment thereof, including the setting up of any reserves which are, in the judgment of the liquidating trustee, reasonably necessary therefor); and

(ii) second, to the Members in the same manner as distributions under Section 5.03(b).

(c) Distribution of Property. In the event it becomes necessary in connection with the liquidation of the Company to make a distribution of Property in-kind, subject to the priority set forth in Section 12.02(b), the liquidating trustee shall have the right to compel each Member to accept a distribution of any Property in-kind (with such Property, as a percentage of the total liquidating distributions to such Member, corresponding as nearly as possible to such Member’s Percentage Interest), with such distribution being based upon the amount of cash that would be distributed to such Members if such Property were sold for an amount of cash equal to the fair market value of such Property, as determined by the liquidating trustee in good faith.

(d) In the event of a dissolution pursuant to Section 12.01(c), the relative economic rights of each class of Units immediately prior to such dissolution shall be preserved to the greatest extent practicable with respect to distributions made to Members pursuant to Section 10.01(b) in connection with such dissolution, taking into consideration tax and other legal constraints that may adversely affect one or more parties to such dissolution and subject to compliance with Applicable Laws.

Section 12.03. Termination. The Company shall terminate when all of the assets of the Company, after payment of or reasonable provision for the payment of all debts and liabilities of the Company, shall have been distributed to the Members in the manner provided for in this Article 12, and the certificate of formation of the Company shall have been cancelled in the manner required by the Delaware Act.

Section 12.04. Survival. Termination, dissolution, liquidation or winding up of the Company for any reason shall not release any party from any liability which at the time of such termination, dissolution, liquidation or winding up already had accrued to any other party or which thereafter may accrue in respect to any act or omission prior to such termination, dissolution, liquidation or winding up.

ARTICLE 13

MISCELLANEOUS

Section 13.01. Expenses. Other than as provided for in the Reorganization Agreement or in the Tax Receivable Agreement, the Company shall (a) pay, or cause to be paid, all costs, fees, operating expenses, administrative expenses and other expenses of the Company (including the costs, fees and expenses of attorneys, accountants or other professionals and the compensation of all personnel providing services to the Company) incurred in pursuing and conducting, or otherwise related to, the business of the Company and (b) in the sole discretion of the Managing Member, reimburse the Managing Member for any out-of-pocket costs, fees and expenses incurred by it or its Subsidiaries in connection therewith. To the extent that the Managing Member reasonably determines in good faith that its expenses are related to the business conducted by the Company and/or its Subsidiaries, then the Managing Member may cause the Company to pay or bear all such expenses of the Managing Member or its Subsidiaries, including (i) costs of any securities offerings (including any underwriters discounts and commissions), investment or acquisition transaction (whether or not successful) not borne directly by Members, (ii) compensation and meeting costs of its board of directors, (iii) cost of periodic reports to its stockholders, (iv) any judgments, settlements, penalties, fines or other costs and expenses in respect of any claims against, or any litigation or proceedings involving, Pubco, (v) accounting and legal costs, (vi) franchise taxes (which are not based on, or measured by, income), (vii) payments in respect of Indebtedness and preferred stock, to the extent the proceeds are used or will be used by Pubco or its Subsidiaries to pay expenses or other obligations described in this Section 13.01 (in either case only to the extent economically equivalent Indebtedness or Equity Securities of the Company were not issued to Pubco or its Subsidiaries) and (viii) other fees and expenses in connection with the maintenance of the existence of Pubco and its Subsidiaries (including any costs or expenses associated with being a public company listed on a national securities exchange), provided that the Company shall not pay or bear any income tax obligations of the Managing Member or its Subsidiaries pursuant to this provision. Payments under this Section 13.01 are intended to constitute reasonable compensation for past or present services and are not “distributions” within the meaning of Section 5.03 above or §18-607 of the Delaware Act.

Section 13.02. Further Assurances. Each Member agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by Applicable Law or as, in the reasonable judgment of the Managing Member, may be necessary or advisable to carry out the intent and purposes of this Agreement.

Section 13.03. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including electronic mail transmission of attachments to such electronic mail in portable document format (“e-mail”), so long as a receipt of such e-mail is requested and received) and shall be given to such party at the address or e-mail address specified for such party on the Member Schedule hereto, or to such other address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt. All such notices, requests and other communications to any party hereunder shall be given to such party as follows:

If to Pubco or the Company:

c/o AIDH Topco, LLC

550 Cochituate Rd

Framingham, MA 01701

Attention: Chief Legal Officer

Email: dsamuels@definitivehc.com

With copies (which shall not constitute actual notice) to:

Weil, Gotshal & Manges, LLP

767 Fifth Avenue

New York, NY 10153

Attention: Marilyn French Shaw; Alexander D. Lynch

Email: marilynfrench.shaw@weil.com; alex.lynch@weil.com;

Section 13.04. Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Except as provided in Article 8, no Member may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the Managing Member.

Section 13.05. Jurisdiction.

(a) The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.03 shall be deemed effective service of process on such party.

(b) EACH OF THE COMPANY AND THE MEMBERS HEREBY IRREVOCABLY DESIGNATES CORPORATION TRUST COMPANY (IN SUCH CAPACITY, THE “PROCESS AGENT”), WITH AN OFFICE AT CORPORATION TRUST COMPANY, 1209 ORANGE STREET, WILMINGTON, DELAWARE 19801, AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION OR PROCEEDINGS WITH RESPECT TO THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT, AND SUCH SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY THEREOF TO THE PROCESS AGENT; PROVIDED THAT IN THE CASE OF ANY SUCH SERVICE UPON THE PROCESS AGENT, THE PARTY EFFECTING SUCH SERVICE SHALL ALSO DELIVER A COPY THEREOF TO EACH OTHER SUCH PARTY IN THE MANNER PROVIDED IN SECTION 13.03 OF THIS AGREEMENT AND, TO THE EXTENT A MEMBER IS NOT ORGANIZED UNDER THE LAWS OF THE STATE OF DELAWARE, AS REQUIRED BY THE LAW OF THE JURISDICTION OF ORGANIZATION OF SUCH MEMBER. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW.

Section 13.06. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.07. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 13.08. Entire Agreement. This Agreement and the Reorganization Documents constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. Nothing in this Agreement shall create any third-party beneficiary rights in favor of any Person or other party, except to the extent provided herein with respect to Indemnitee Related Entities, each of whom are intended third-party beneficiaries of those provisions that specifically related to them with the right to enforce such provisions as if they were a party hereto.

Section 13.09. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 13.10. Amendment.

(a) This Agreement can be amended at any time and from time to time by written instrument signed by each of the Members who together own a majority in interest of the Units then outstanding, provided that no amendment to this Agreement may adversely modify in any material respect the Units (or the rights, preferences or privileges of the Units) then held by any Members in any materially disproportionate manner to those then held by any other Members without the prior written consent of a majority in interest of such disproportionately affected Member or Members.

(b) For the avoidance of doubt: (i) the Managing Member, acting alone, may amend this Agreement, including the Member Schedule, (x) to reflect the admission of new Members or Transfers of Units, each as provided by and in accordance with, the terms of this Agreement and (y) to effect any subdivisions or combinations of Units made in compliance with Section 4.02(c) and (z) to issue additional LLC Units or any new class of Units (whether or not pari passu with the LLC Units) in accordance with the terms of this Agreement and to provide that the Members being issued such new Units be entitled to the rights provided to Members; and (ii) any merger, consolidation or other business combination that constitutes a Disposition Event (as such term is defined in the certificate of incorporation of Pubco) in which the Non-Pubco Members are required to exchange all of their LLC Units pursuant to Section 10.03(b) of this Agreement and receive consideration in such Disposition Event in accordance with the terms of this Agreement and Section 10.04(b) of this Agreement shall not be deemed an amendment hereof; provided, that such amendment is only effective upon consummation of such Disposition Event.

(c) No waiver of any provision or default under, nor consent to any exception to, the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

Section 13.11. Confidentiality.

(a) Each Member shall, and shall direct those of its Affiliates and their respective directors, officers, members, stockholders, partners, employees, attorneys, accountants, consultants, trustees and other advisors (the “Member Parties”) who have access to Confidential Information to, keep confidential and not disclose any Confidential Information to any Person other than a Member Party who agrees to keep such Confidential Information confidential in accordance with this Section 13.11, in each case without the express consent, in the case of Confidential Information acquired from the Company, of the Managing Member or, in the case of Confidential Information acquired from another Member, such other Member, unless:

(i) such disclosure shall be required by Applicable Law;

(ii) such disclosure is reasonably required in connection with any tax audit involving the Company or any Member or its Affiliates;

(iii) such disclosure is reasonably required in connection with any litigation against or involving the Company or any Member;

(iv) such disclosure is reasonably required in connection with any proposed Transfer of all or any part of such Member’s Units in the Company; provided that with respect to any such use of any Confidential Information referred to in this clause (iv), advance notice must be given to the Managing Member so that it may require any proposed Transferee that is not a Member to enter into a confidentiality agreement with terms substantially similar to the terms of this Section 13.11 (excluding this clause (iv)) prior to the disclosure of such Confidential Information; or

(v) such disclosure is of financial and other information of the type typically disclosed to limited partners and limited liability company members (and prospective transferees or investors thereof) and is made to the partners or members of, and/or prospective investors in, Affiliates of the Members and such partner, Member or prospective investor is bound by the confidentiality provisions of a customary non-disclosure agreement entered into with the disclosing party that covers the Confidential Information so disclosed.

(b) “Confidential Information” means any information related to the activities of the Company, the Members and their respective Affiliates that a Member may acquire from the Company or the Members, other than information that (i) is already available through publicly available sources of information (other than as a result of disclosure by such Member), (ii) was available to a Member on a non-confidential basis prior to its disclosure to such Member by the Company, or (iii) becomes available to a Member on a non-confidential basis from a third party, provided such third party is not known by such Member, after reasonable inquiry, to be bound by this Agreement or another confidentiality agreement with the Company. Such Confidential Information may include information that pertains or relates to the business and affairs of any other Member or any other Company matters. Confidential Information may be used by a Member and its Member Parties only in connection with Company matters and in connection with the maintenance of its interest in the Company.

(c) Subject to Section 13.11(d), in the event that any Member or any Member Parties of such Member is required to disclose any of the Confidential Information, such Member shall use reasonable efforts to provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement, and such Member shall use reasonable efforts to cooperate with the Company in any effort any such Person undertakes to obtain a protective order or other remedy. In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the provisions of this Section 13.11, such Member and its Member Parties shall furnish only that portion of the Confidential Information that is legally required and shall exercise all reasonable efforts to obtain reasonably reliable assurance that the Confidential Information shall be accorded confidential treatment.

(d) Notwithstanding anything in this Agreement to the contrary, (i) each Member may disclose to any persons the U.S. federal income tax treatment and tax structure of the Company and the transactions set out in the Reorganization Documents, (ii) nothing in this Agreement limits, restricts or in any other way affects any Member’s communication with any Governmental Authority, or communication with any official or staff person of a Governmental Authority, concerning matters relevant to the Governmental Authority that do not constitute attorney-client privileged information of the Company or its Affiliates and (iii) no Member can be held cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigation a suspected violation of law or (y) in a complaint or other document filed under seal in a lawsuit or other proceeding. For purpose of the foregoing clause (i), “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the Company and does not include information relating to the identity of the Company or any Member.

Section 13.12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State.

ARTICLE 14

REPRESENTATIONS OF MEMBERS

Section 14.01. Representations of Members. Each Member (unless otherwise noted) to which a Unit is issued as of the date of this Agreement represents and warrants to the Company as follows:

(a) The Units issued to such Member, if any, are being acquired for investment for such Member’s own account, not as a nominee or agent, and not with a view to or for sale in connection with the distribution thereof.

(b) Such Member has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the Member’s investment in the Units; such Member has the ability to bear the economic risks of such investment; such Member has the capacity to protect its own interests in connection with the transactions contemplated by this

Agreement; and such Member has had an opportunity to ask questions and to obtain such financial and other information regarding the Company as such Member deems necessary or appropriate in connection with evaluating the merits of the investment in the Units. Such Member acknowledges that the Units have not been and will not be registered under the Securities Act or under any state securities act and may not be transferred except in compliance with the Securities Act and all applicable state laws.

(c) Each Member qualifies as an Accredited Investor within the meaning of Regulation D promulgated under the Securities Act or the acquisition of its interest otherwise qualifies under an applicable exemption from registration under the Securities Act.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amended and Restated Limited Liability Company Agreement to be duly executed as of the day and year first written above.

AIDH TOPCO, LLC

By:

Name: Title:

DEFINITIVE HEALTHCARE CORP.

By:

Name: Title:

MEMBERS:

By:

Name: Title:

[Signature Page to Second A&R Limited Liability Company Agreement]

SCHEDULE A

Member	LLC Units

EXHIBIT A

[FORM OF]

REDEMPTION NOTICE

AIDH Topco, LLC

550 Cochituate Rd

Framingham, MA 01701

Attention: Chief Legal Officer

Definitive Healthcare Corp.

550 Cochituate Rd

Framingham, MA 01701

Attention: Chief Legal Officer

Reference is hereby made to the Second Amended and Restated Limited Liability Company Agreement, dated as of [•], 2021 (as amended from time to time, the “LLC Agreement”), among Definitive Healthcare Corp., a Delaware corporation (“PubCo”), AIDH Topco LLC, a Delaware limited liability company (the “Company”), and the members from time to time party thereto (each, a “Member”). Capitalized terms used but not defined herein shall have the meanings given to them in the LLC Agreement.

Pursuant and subject to the terms of Article 10 of the LLC Agreement, the undersigned Member hereby transfers and surrenders to the Company the number of Units set forth below in exchange for shares of Class A Common Stock to be issued in its in name.

Legal Name of Member:

Address:

Number of Units:

(Optional) Limitation on Tax Benefit Payments under Section 3.1(b)(vii) of the Tax Receivable Agreement:

The undersigned hereby represents and warrants that (i) the undersigned has full legal capacity to execute and deliver this Redemption Notice and to perform the undersigned’s obligations hereunder; (ii) this Redemption Notice has been duly executed and delivered by the undersigned and is the legal, valid and binding obligation of the undersigned enforceable against it in accordance with the terms thereof or hereof, as the case may be, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and the availability of equitable remedies; (iii) the Units subject to this Redemption Notice are being transferred to the Company free and clear of any pledge, lien, security interest, encumbrance, equities or claim; and (iv) no consent, approval, authorization, order, registration or qualification of any third party or with any court or governmental agency or body having jurisdiction over the undersigned or the Units subject to this Redemption Notice is required to be obtained by the undersigned for the transfer of such Units to the Company.

The undersigned hereby irrevocably constitutes and appoints any officer of PubCo or of the Company as the attorney of the undersigned, with full power of substitution and resubstitution in the premises, to do any and all things and to take any and all actions that may be necessary to transfer to the Company the Units subject to this Redemption Notice and to deliver to the undersigned the shares of Class A Common Stock to be delivered in exchange therefor.

Name:

Date:

[Signature Page to Redemption Notice]